      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY --, 1999

                                             REGISTRATION STATEMENT NO. 33-49897

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                    SECURITY ASSOCIATES INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                         7382                  870467198
(State or Other Jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
      of Incorporation         Classification Code Number)   Identification No.)
      or Organization)

             2101 SOUTH ARLINGTON HEIGHTS ROAD, ARLINGTON HEIGHTS,
                       ILLINOIS 6000-54142 (847) 956-8650

              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                JAMES S. BRANNEN
                                   PRESIDENT
                    SECURITY ASSOCIATES INTERNATIONAL, INC.
                  2101 SOUTH ARLINGTON HEIGHTS ROAD, SUITE 100
                     ARLINGTON HEIGHTS, ILLINOIS 60005-4142
                                 (847) 956-8650
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:
                                JEROLD N. SIEGAN
                                ARNSTEIN & LEHR
                     120 SOUTH RIVERSIDE PLAZA, SUITE 1200
                          CHICAGO, ILLINOIS 60606-3913
                          TELEPHONE NO. (312) 876-7100

Approximate date of commencement of proposed sale of the securities to the public: October 20, 1997

     From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

PROSPECTUS

                                3,778,088 SHARES

                   AND WARRANTS TO PURCHASE 2,000,000 SHARES

                                       OF

                           [SECURITY ASSOCIATES LOGO]

                    SECURITY ASSOCIATES INTERNATIONAL, INC.

                                  COMMON STOCK


     Security Associates International, Inc. is offering 2,000,000 shares of its common stock and warrants to purchase up to 2,000,000 of those shares. The shares and warrants will not be issued for cash, but rather will be issued:

     - On a continuing basis to independent security alarm dealers as an inducement for them to enter into agreements to utilize the alarm monitoring services we offer. See "Business - Strategic Partner Program" and "Business - Dealer Financing Programs - The ValueBuilder Program."

     -   As all or part of the price we pay in purchasing other businesses.

      The warrants have an exercise price of $6.00 per share of common stock purchased. We will not receive any cash from the initial issuance of shares or warrants. We will receive $6.00 for each share of common stock purchased on exercise of the warrants.

      The selling stockholders identified in this prospectus may also sell up to 1,778,088 shares of common stock. If any of the selling stockholders elects to sell its shares it may do so from time to time privately at prices individually negotiated with the purchasers, or publicly in transactions on the American Stock Exchange.

      Our common stock is traded on the American Stock Exchange under the symbol "SAI." On ___________ , 1999, the last reported sale price of the common stock was $______.


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK AND WARRANTS BEING OFFERED THROUGH THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               This prospectus is dated _______________ __, 1999

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................................  3
SUMMARY FINANCIAL DATA.......................................................................  5
RISK FACTORS.................................................................................  6
THE SECURITIES THAT ARE BEING OFFERED THROUGH THIS PROSPECTUS................................  9
BUSINESS.....................................................................................  11
USE OF PROCEEDS..............................................................................  26
PRICE RANGE OF COMMON STOCK..................................................................  28
STOCKHOLDER RETURN AND PERFORMANCE GRAPH.....................................................  30
DIVIDEND POLICY..............................................................................  30
SELECTED FINANCIAL DATA......................................................................  31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........  31
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK...................................  39
MANAGEMENT...................................................................................  39
CERTAIN TRANSACTIONS.........................................................................  44
PRINCIPAL AND SELLING STOCKHOLDERS...........................................................  45
DESCRIPTION OF CAPITAL STOCK.................................................................  55
LEGAL MATTERS................................................................................  59
EXPERTS......................................................................................  59
ADDITIONAL INFORMATION.......................................................................  60
FINANCIAL STATEMENTS.........................................................................  F-1

     Some of the information in this prospectus may be forward-looking statements under the federal securities laws. Such statements can be identified by the use of words such as "anticipates," "intends," "seeks," "believes," "estimates," and "expects." These statements discuss expectations for the future, contain projections concerning the results of our operations or our future financial condition or state other forward looking information. Such statements are subject to a number of risks and uncertainties. Our actual results, performance or achievements could differ substantially from the results expressed in, or implied by, those statements. Some of the factors that could cause or contribute to such differences include those discussed in the "Risk Factors" section of this prospectus and in other cautionary statements throughout the prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights information contained in this prospectus, but does not contain all the information that you should consider before investing in the common stock or the warrants. You should read the entire prospectus carefully.

     Security Associates International, Inc., which was originally funded by 30 independent alarm dealers and three members of our senior management, is the largest contract alarm monitoring company in the United States. We have grown rapidly in recent years, principally through the acquisition of central monitoring stations. Over the last two years our company has experienced an approximate 71% net annual increase in the number of systems monitored. As of May 7, 1999 we provided security alarm monitoring to approximately 335,000 residential and business consumers primarily through recurring revenue contracts with independent alarm dealers. We market our monitoring services to independent alarm dealers and, as a result, do not compete directly with most of the large, integrated alarm companies. We do not sell or install alarm systems, and are committed to not compete with the independent alarm dealer community.

     We own and operate eight central monitoring stations which are strategically located to provide services to most of the major geographic regions of the country, including: the Southeast, Midwest, Southwest, West and Pacific Northwest. We also provide education and training in the areas of marketing, finance and new products and services to alarm dealers through one-on-one contact, periodic regional seminars and our annual convention. We believe that the recruitment, training and motivation of dealers are key factors in the success and growth of our company.

     The electronic monitoring of alarm systems is characterized by high fixed costs and incrementally lower variable costs, alternatively referred to as economies of sale. Since most independent alarm dealers are small, they outsource, or subcontract, the monitoring of their customer's alarm systems and focus on the sale, installation and service aspects of their business. Nothwithstanding this, we believe dealers view monitoring as an important part of their business and frequently look to their central monitoring company for support and additional services.

     Industry statistics suggest that substantial benefits, in the form of lower burglary rates, accrue to consumers who protect their premises with an electronically monitored security system. Approximately 15% of residences have monitored alarm systems. The security alarm industry has grown at a 7.3% annual rate over the past three years, and we expect that rate to continue in the foreseeable future. The industry has a relatively small number of large, well-capitalized and integrated participants, but remains dominated by many thousands of independent alarm dealers. All of our central stations are UL listed and we are the largest contract monitoring company in the United States. There are approximately 250 other UL listed and approximately 3000 non-UL central stations in the United States, although most are small, locally owned companies. We anticipate that the alarm industry will gradually converge with other industries and small central station owners will be increasingly pressured to provide additional products and services to help dealers grow and compete. We believe this is a significant factor creating the opportunity for us to acquire and possibly consolidate these small central stations. There are approximately 27 million residential and commercial electronically monitored alarm systems in the United States, of which approximately 19 million are represented by independent alarm dealers.

     Our senior management and marketing personnel have extensive relationships with independent alarm dealers, which have been cultivated over a combined 100 years of experience in the security industry, serving or working with independent alarm dealers. We have the largest dealer network in the United States, with over 3,000 dealers who install and service approximately 600,000 residential and commercial security systems in nearly every major community in the United States. Over 2,000 of those dealers purchase all or a portion of their monitoring services from our regional monitoring stations and have regular contact with us. Additionally many of these dealers participate in one or more of our educational or training programs.

     We believe that our focused strategy of contract monitoring for independent alarm dealers has advantages over an integrated sales, installation, service and monitoring strategy. Our revenue base grows with the overall growth in the industry, particularly with the growth of new sales and installations by independent alarm dealers. We believe that independent alarm dealers as a group enjoy better customer retention and relationships than the large, integrated national companies by virtue of their local ownership and emphasis on quality service. Additionally, independent alarm dealers install a large percentage of "custom" alarm systems which we believe enjoy better retention rates than "low cost" or "no money down" systems. As a result, as their customer base grows, we anticipate an inherent growth in our contract monitoring business. Historically, this growth has been accommodated with only modest, incremental capital expenditures to increase capacity. We believe independent alarm dealers will continue to be a dominant force in the alarm industry and we will continue to invest in and provide programs specifically designed to assist our dealers in achieving profitable growth.

         We will continue to pursue our existing business strategy of aligning ourselves closely with independent alarm dealers, as we believe this will provide greater long-term value to customers, our dealers and our stockholders. The key elements of our strategy to sustain and accelerate the growth in our contract monitoring business and dealer network are as follows:

         Alarm Dealer Network and Stock Incentive Plans. We believe that alarm dealers are more productive, provide more revenue to us and remain associated with us longer, if they are equity owners in our company. For this reason we offer dealers common stock based incentive plans that allow them to become owners of our company in return for agreeing to monitor their alarm systems in one of our central stations.

         Central Monitoring Stations. We will continue to pursue acquisitions of central monitoring stations in order to complete a nationwide network of strategically located regional monitoring stations. We believe that regional contract monitoring services are more attractive to independent alarm dealers and are consistent with the "local" marketing and service most independent alarm dealers provide to their customers. We will continue, where appropriate, to consolidate our monitoring businesses within the framework of our regional operating structure. We expect that our acquisition and consolidation strategy will significantly increase our operating margins, while maintaining the quality of service our dealers and their customers expect.

         Our dealer network has the technical capability to provide existing and potential customers with a wide range of low-voltage products and services that are security, communications, information, entertainment or recurring revenue related. In fact, many of them already do provide some of these services. We also believe that a nationwide network of secure, redundant central monitoring facilities with substantial communication capability and capacity can facilitate and support many additional products and services. As a result, we anticipate that the combination of the collective customer base, market share, installation, service and sales capability of our dealer network, and the technical and operational capabilities of our nationwide network of electronic monitoring stations, will provide numerous opportunities to profitably grow and diversify the recurring revenue of our dealers and our company. We believe we are uniquely positioned to respond to these challenges and opportunities.

         Our Executive Offices are located at 2101 South Arlington Heights Road, Suite 100, Arlington Heights, Illinois 60005. Our telephone number is (847) 956-8650.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


         The following selected financial data for the fiscal years ended 1996 through 1998 is derived from our consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The following selected financial data for the fiscal year ended 1994 and 1995 is derived from audited financial statements. The selected financial data set forth below should be read in conjunction with our consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere.

                                                                Years Ended December 31,
                                                                                                          Pro Forma
                                        1994          1995         1996          1997          1998        1998(1)
                                    ------------- ------------- ------------ ------------- ------------- -------------
Statement of Operations Data:
Revenues......................    $    1,397     $    2,733     $    3,782   $   10,814   $   20,203     $   24,088
Operating (loss)..............    $     (354)    $     (389)    $     (591)  $   (2,662)  $   (3,406)    $   (3,204)
Net (loss) available to
  common stockholders.........    $     (457)    $     (947)    $   (1,718)  $   (4,938)  $   (6,798)    $   (6,928)
Net loss per share............    $     (.13)    $     (.26)    $     (.47)  $    (1.16)  $    (1.06)    $    (1.08)
Shares used in computing net
  income per share............     3,662,187      3,665,642      3,669,343    4,266,151    6,394,048      6,429,048


(1) The pro forma data for the year ended December 31, 1998 gives effect to all of the acquisitions made during fiscal 1998, as if they had occurred on January 1, 1998.

                                                                Years Ended December 31,
                                         1994            1995             1996             1997             1998
                                    --------------- ---------------- ---------------- ---------------- --------------
Balance Sheet Data:

Cash and cash equivalents.....         $    86          $    54          $   632         $ 5,522             $ 1,481
Working capital (deficit).....         $  (787)         $(2,699)         $(4,518)        $ 1,625             $(4,450)
Total assets..................         $ 2,690          $ 6,030          $16,533         $36,009             $47,526
Total debt....................         $ 3,099          $ 6,862          $12,790         $22,919             $35,981
Total stockholders' equity
  (deficit)...................         $(1,132)         $(2,043)         $ 1,269         $ 7,231             $ 3,869

                                  RISK FACTORS

     You should carefully consider the following factors and the other information contained in this prospectus before deciding to invest in shares of our common stock or in the warrants.

     We carry a large amount of indebtedness relative to our equity. At May 10, 1999, our total indebtedness was approximately $36.7 million, including $ 26.6 under our senior line of credit with FINOVA Capital Corporation and $10.0 million under our subordinated line of credit with TJS. The FINOVA debt bears interest at a floating rate, therefore, our financial results are and will continue to be affected by changes in prevailing interest rates. The terms of our credit agreement with FINOVA limit, but do not prohibit the incurrence of additional indebtedness without their consent. We expect to incur additional indebtedness in the future to fund acquisitions of central monitoring stations as part of our business strategy.

     A large amount of indebtedness could have negative consequences, including, without limitation:

     - our ability to obtain additional financing in the future for working capital, acquisitions, capital expenditures, general corporate and other purposes may be impaired,

     - vulnerability of SAI to a downturn in our business or the economy generally, and

     - ability of SAI to compete against less leveraged companies may be adversely affected.

     Our Loan Agreement with FINOVA contains restrictive covenants, including covenants that require their consent to certain actions by us and to maintain certain financial ratios in order to undertake significant acquisitions, all of which may impose limitations on our ability to execute our business strategy.

     The failure to comply with these covenants could be an event of default and could accelerate our payment obligations and affect other obligations with cross-default or cross-acceleration provision.

     Our ability to satisfy our payment obligations will depend, in large part, on our financial performance, which will ultimately be affected by general economic and business factors, many of which will be outside management's control. We believe that the cash flow from operations combined with availability under our credit facilities will be enough to meet our expenses and interest obligations. However, if these payment obligations can't be satisfied, it will be necessary to find alternative sources of funds by selling assets, restructuring, refinancing debt or seeking additional equity capital. There can be no assurance that any of these alternative sources would be available on satisfactory terms or at all.

     Uncertainties associated with acquisitions. Acquisitions of central monitoring stations involve a number of uncertainties. Sellers typically do not have audited historical financial information with respect to the acquired business. Therefore, in making acquisition decisions, we have generally relied on our management's knowledge of the industry, due diligence procedures and representations and warranties of the sellers. There can be no assurance that such representations and warranties are or will be true and complete or, if such representations and warranties are inaccurate, that we will be able to uncover such inaccuracies in the course of our due diligence or recover damages from the seller in an amount sufficient to fully compensate us for any resulting losses. Risks associated with these uncertainties include, without limitation, the following:

     - the possibility of unanticipated problems not discovered prior to the acquisition,

     -  higher than expected account cancellation, and

     - for acquisitions that are structured as stock purchases of other companies, the assumption of unexpected liabilities and the disposition of unnecessary or undesirable assets of the acquired companies.

     History of net losses. We incurred net losses of $ 6.3 million for fiscal 1998, $4.5 million for fiscal 1997, $1.7 million for fiscal 1996 and $947,000 for fiscal 1995. These losses reflect, among other factors, the substantial non-cash charges for amortization of purchased subscriber accounts and goodwill associated with acquired central monitoring stations and the interest on our indebtedness.

     We expect these charges to increase as we acquire additional central monitoring stations, increase our indebtedness or if interest rates increase.

     Need for additional capital. Historically, our cash needs for acquisitions have exceeded the cash provided by our operations. We intend to continue to pursue growth through the acquisition of central monitoring stations. This will require us to seek additional funding under our existing lines of credit, through new loans, or from the sale of additional securities. These fundraising activities could result in higher levels of indebtedness or dilution to our common stock. There can be no assurance that funding will be available to us on attractive terms or at all.

     Subscriber account cancellation. The subscriber accounts for which we provide monitoring services may be cancelled or terminated for many reasons, including the relocation of subscribers, adverse financial and economic conditions generally and competition from other alarm monitoring or service companies. We may lose existing subscriber accounts if we do not provide satisfactory monitoring and customer service. As a result of our rapid growth we must successfully assimilate new subscriber accounts from new dealers and acquisitions. A significant increase in account cancellation could have a material adverse effect on our financial performance.

     Possible adverse effects of false alarm ordinances. Many municipalities have expressed concerns about the perceived high incidence of false alarms and the cost of responding to them. This may lead to reluctance on the part of police to respond to alarm signals or slower police responses. If either of these were to occur the demand for new alarm systems or monitoring services could decline.

     A number of local governments have adopted, or are considering, measures aimed at reducing the cost of responding to false alarms and, if enacted, could adversely affect our financial performance. Such measures include:

     - subjecting alarm monitoring companies to fines or penalties for transmitting false alarms,

     - licensing individual alarm systems and the revocation of licenses following an excessive number of false alarms,

     -   imposing fines on subscribers for false alarms,

     - imposing limitations on the number of times the police will respond to alarms after an excessive number of false alarms, and

     - requiring further verification of an alarm signal before the police will respond.

     Risks of litigation. The nature of our business exposes us to more potential liability than most other businesses. Providing fire and burglary alarm monitoring services may expose us to greater risks of liability for employee acts or omissions or system failure than may be inherent in other businesses. Most of our alarm monitoring agreements contain provisions limiting our potential liability in an attempt to reduce this risk. However, in the event of litigation there can be no assurance that these limitations will be enforced, and the costs and results of such litigation could have an adverse effect on us.

         We carry insurance of various types, including general liability and errors and omissions insurance. Our loss experience specifically, and the loss experience of other security service companies generally, may affect the availability and cost of our insurance. Certain of our insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence.

         Competition. The security alarm industry is highly competitive and highly fragmented. While we do not compete directly with many of the large new entrants or participants into the industry because we do not sell and install security systems, we are nonetheless impacted by the competitive challenge these entrants present to independent alarm dealers.

         Our monitoring services compete with those offered by an estimated 2,000 to 3,000 companies. Of those companies an estimated 250 firms offer monitoring services from Underwriters Laboratories (UL) listed facilities. Most of the companies providing monitoring services are small, local operations.

         Other companies have adopted a strategy similar to ours that includes the acquisition of central monitoring stations. Some of these competitors have greater financial resources than we do or may be willing to offer higher prices than we are prepared to offer to acquire monitoring stations. The effect of such competition may be to reduce our rate of growth or increase the price we pay, which could have an adverse effect on our business. There can be no assurance that we will be able to find acceptable acquisitions.

         Dependence upon Senior Management. The success of our business is dependent upon the collective efforts of our executive officers, several of whom have decades of experience in the alarm industry. The loss of one or more of these people could have an adverse effect on our business.

         Stock Ownership is very concentrated. Our largest stockholder owns approximately 50.35% of our issued and outstanding voting stock, as well as the right to designate two members of our board of directors. As a result, this investor currently has the ability to significantly influence the outcome of matters submitted for approval to our stockholders and directors (including the election of directors and any merger, consolidation or sale of all or substantially all of our assets) and our affairs generally. Additionally, our directors, management and alarm dealers own approximately 8,771,000 shares of common stock, the substantial majority of which are currently subject to restrictions on transfer or vesting, but which may become available for sale which could result in downward pressure on our stock price. See "Principal and Selling Stockholders."

         Restrictions on transfer and possible forfeiture of common stock and warrants. Alarm dealers receiving common stock or warrants under our Strategic Partner Program or the ValueBuilder program will be assuming several risks related to the securities they receive, including:

     - entering into a multi-year agreement to monitor the subscriber accounts covered by the program in one of our central monitoring stations,

     - granting us rights of first refusal to purchase the dealer's subscriber accounts and make loans secured by subscriber accounts during the term of the agreement,

     - restrictions on the right to transfer, pledge or exercise the securities, 25% of which will vest at closing, with the balance vesting in three equal annual installments,

     - if the alarm dealer defaults on its obligations to us, the dealer will forfeit all of the securities as to which the rights to transfer or pledge have not yet vested.

     Registration of common shares underlying warrants. Warrantholders will receive freely tradable shares of common stock when they exercise the warrants if; (i) a registration statement under the Securities Act of 1933, as amended, relating to the common stock is then in effect, or (ii) the common stock is qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we will use our best efforts to maintain the effectiveness of a current registration statement covering the common stock underlying the warrants, there can be no assurance that we will be able to do so. Because our common stock is traded on the American Stock Exchange our common stock is exempt from any state registration requirements. If, in the future, our common stock is not traded on an exchange that exempts state registration requirements, there can be no assurance that exemptions from the registration or qualification requirements will be available at the time a warrantholder wishes to exercise his or her warrant or that our shares will be registered or qualified.

Year 2000 Risk

     Much of the software that runs most of the computers in the United States uses two-digit date codes to perform a number of computations and decision making functions. These computer programs may fail if they are unable to interpret date codes properly, misreading "00" for the year 1900 instead of the year 2000. We believe that our Year 2000 program will make our operating systems and software programs Year 2000 compliant in all material respects before December 31, 1999 although we can provide no assurance in this regard. We also believe that we will have identified substantially all of those third parties whose inability to handle date sensitive processing could materially and adversely affect our business and operations if corrective action is not taken and have received adequate assurances from, or otherwise determined to our reasonable satisfaction that, these identified parties have taken appropriate steps to be, or that they are, Year 2000 compliant in all material respects, although there can be no assurance in this regard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -Year 2000 Issue."


         THE SECURITIES THAT ARE BEING OFFERED THROUGH THIS PROSPECTUS

     SAI is offering 2,000,000 shares of its common stock and warrants to purchase up to 2,000,000 of those shares. The shares and warrants are intended to be used primarily for the purpose of inducing security alarm dealers to enter into agreements to purchase monitoring services from central monitoring stations owned by our company or its subsidiaries and to align our company closely with its alarm dealer/customer. See "Business-Strategic Partner Program and Business-ValueBuilder Program." The securities to be issued to alarm dealers under this program are part of a continuous effort by our company to increase our Dealer Network and the number of homes and businesses to which we provide monitoring services. The company believes that its Dealer Network is more productive and will remain associated with us longer when they own common stock of the company. We will continue to offer the shares and warrants for this until all the available securities are exhausted.

     We will not receive any cash payments for issuing either the shares or the warrants to alarm dealers. What we will get in return for the securities is a contractual commitment to purchase monitoring services from us at competitive prices. Any dealer that receives warrants and wishes to exercise those warrants to purchase shares of common stock will be required to pay $6.00 for each share that it elects to purchase. See "Business-Strategic Partner Program and Business-ValueBuilder Program."

     We may also issue shares as all or part of the purchase price of businesses that we acquire. Those businesses may be acquired by Security Associates or one of our subsidiaries. The legal form that any such transaction takes will be determined by negotiation and could take the form of a merger, a purchase of securities, such as the stock of the target company or a purchase of the assets that constitute the business we are acquiring. We expect that the value ascribed to the securities we issue in any such transaction will be reasonably related to their market value at the time we agree on the terms or at the time of delivery of the securities.

     1,778,088 of the shares of common stock also covered by this prospectus are owned by stockholders or may be issued to them if they exercise options and warrants. Those shares have been registered for resale and the owners of those shares are identified in this prospectus under the caption "Principal and Selling Stockholders."

     The selling stockholders may sell their shares from time to time privately at prices negotiated with the purchasers, or publicly through transactions on the American Stock Exchange.

                                    BUSINESS

INDUSTRY OVERVIEW

     Overview

     Security Associates International, Inc. ("SAI") provides security alarm monitoring services for both residences and businesses. These services are provided either directly to residences and businesses under subscriber accounts (which are contracts to provide monitoring services) owned by us or indirectly through contracts with independent alarm dealers for subscriber accounts owned by them. Independent alarm dealers are primarily owner-operated companies. Our ability to attract new monitoring business is enhanced and supported by a network of over 3,000 independent alarm dealers to which we provide industry-related education in the areas of technology, finance, management and marketing.

     We were incorporated in 1990 as an Illinois corporation and, through a merger in 1992, became a Delaware corporation. Our original stockholders were thirty independent alarm dealers, in addition to our four founders. Three of our four founders are still active in our management: Ronald I. Davis, Chairman of the Board of Directors, James S. Brannen, President, and Stephen Rubin, Senior Vice President. We conduct our operations directly and through wholly-owned operating subsidiaries which operate central monitoring stations (which are the locations where the actual monitoring of the subscriber's alarms is conducted):

- SAI directly owns and operates central monitoring stations located in Des Plaines, Illinois; Portland, Oregon, Ogden, Utah and Pompano Beach, Florida.

- Texas Security Central, Inc., a wholly owned subsidiary, owns and operates central monitoring stations located in Dallas, Texas, San Antonio, Texas and Houston, Texas.

- Telecommunications Associates Group, Inc., a wholly owned subsidiary, owns and operates a central monitoring station located in Euclid, Ohio.

     In the first quarter of 1999, all of the subscriber accounts monitored by Alarm Central Monitoring were moved to the Texas Security Central central monitoring station located in Dallas, Texas. We intend to continue to merge our wholly owned subsidiaries into SAI in an effort to reduce costs and realize economies of scale.

     Our revenues generally consist of recurring monthly revenue ("RMR") payments under written contracts to provide monitoring services to subscribers. For the year ended December 31, 1998, we derived approximately 65.6% of our monitoring revenues from subscriber accounts owned by alarm dealers and approximately 33.8% of our monitoring revenues from subscriber accounts owned by us. Total revenues increased from $1,396,997 for the fiscal year ended December 31, 1994 to $20,203,850 for the fiscal year ended December 31, 1998. Operating cash flow increased from negative $84,178 for the fiscal year ended December 31, 1994 to positive $3,561,698 for the fiscal year ended December 31, 1998. Operating cash flow is defined as earnings before depreciation, amortization, interest expense, income taxes and other expenses paid for with common stock or warrants. Our loss per share of common stock for the fiscal year ended December 31, 1998, was $1.06 per share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     As of March 31, 1999, we monitored a total of 335,020 residences and businesses from our eight central monitoring stations: 309,239 of those were monitored under contracts with approximately 2,300 alarm dealers for subscriber accounts owned by them and 25,781 were monitored under subscriber accounts that were owned by us. From January 1, 1994 through December 31, 1998, the number of subscriber accounts we monitored increased from approximately 25,000 to 325,223. On December 31, 1998, we provided monitoring services to 95,415 additional subscriber accounts as compared to year end 1997.

     We estimate that our central monitoring stations are capable of monitoring 500,000 subscriber accounts with only a small capital investment required. In August 1998, we began to make substantial capital investments to upgrade our computer systems and to increase the total capacity of our central monitoring stations to 750,000 subscriber accounts by the end of 1999. As of March 15, 1999, we estimate that this capital project was over 50% complete.

     Our network of independent alarm dealers consists of over 3,000 dealers nationwide that are estimated to own approximately 600,000 subscriber accounts, some of which are presently monitored at central stations owned by other companies. In order to attract new alarm dealers, and to continue to develop our relationships with those dealers already using our central monitoring stations, we host an annual convention for independent alarm dealers. At this meeting, developments in the security industry are discussed and numerous presentations are made by industry experts to keep the alarm dealers abreast of new developments in technology, marketing and management as well as new business opportunities. In addition, we distribute an "audio magazine" to our network of dealers on a quarterly basis and conduct numerous smaller meetings throughout the year. We believe that our relationships with independent alarm dealers are important because dealers are our primary customers and the principal source of our revenues.

     We intend to continue to increase the number of subscriber accounts we monitor. In pursuing this goal, we anticipate acquiring additional central monitoring stations and adding additional subscriber accounts as the businesses of our existing alarm dealers grow and through our Strategic Partner Program. In addition, we plan to further develop our relationships with dealers by offering selected alarm dealers, among other things, the opportunity to own equity in our company as part of their ongoing relationship with us. See "Business-Strategic Partner Program."

     Industry

     The electronic security alarm industry is characterized by a large number of small individually owned companies involved in security alarm system installation and monitoring. According to Barnes Associates, a well known investment banking and consulting firm in the industry, the top 170 companies account for approximately 29% of the market, with an estimated 10,000-12,000 smaller independent dealers sharing the remainder of the market. While the largest companies in the alarm industry have revenues in the hundreds of million dollars, approximately 75% of all alarm dealers earned less than $500,000 in gross revenues during 1997, with approximately 59% of all dealers earning less than $250,000 in gross revenues during the same period. It is the needs of this market of small independent alarm dealers that we seek to address.

     We believe that another characteristic of the security alarm industry is its potential growth. Industry statistics published by Security Distributing and Marketing Magazine, an industry publication, indicate that revenues for the electronic security alarm segment of the security industry grew from $9.7 billion in 1990 to $15.2 billion in 1998. The Central Station Alarm Association, in the summer of 1998 issue of Dispatch magazine, an industry publication, reported that the security services market in the United States is expected to grow at a rate of 6.4% annually between 1998 and 2004.

     The growth in the security alarm industry has been fueled by several factors. We believe the aging of the population and the increase in two career families have both contributed to an increased focus on the security of the home. Security Sales reported in January 1999 that residences without alarm systems are more than twice as likely to be burglarized as those with systems (14.8% vs. 6.6%) and that commercial sites without alarm systems are 4.5 times more likely to be burglarized than those with systems (7.59% vs. 1.66%). These factors are reinforced by the practices of many insurance companies that offer discounts to home and business owners that install alarm systems.

     Several large well-capitalized companies have recently entered the security alarm industry directly or through acquisitions, including Western Resources, Inc., Tyco International, Inc. and Ameritech. We believe that these new entrants have been attracted by the fragmented nature of the industry and its growth potential. Additionally, utility and telephone companies are attracted by the similarity between the services provided in the security alarm industry and the services they already perform, which also involve providing services via wire connections in return for monthly fees.

     As larger participants have entered the security alarm industry, they have introduced mass marketing techniques which have included heavy advertising and low cost system installations tied to multi-year monitoring contracts. These long-term contracts typically have one to five year initial terms and one year automatic renewals, if not canceled. The monthly cash flow generated by the monitoring contracts subsidizes the cost of installations. Large, well capitalized companies can afford to initially subsidize the costs of installing alarm systems. As competition has driven the average price of installed alarm systems down, independent alarm dealers, who have more restricted access to capital, continue to search for an appropriate competitive response.

THE NEEDS OF THE INDEPENDENT DEALER COMMUNITY

     Among the major issues confronting independent alarm dealers are:

     Retaining Customer Accounts

     Independent dealers sell and install alarm systems in homes and businesses and, at the same time, enter into contracts to provide monitoring services, typically with one to five year terms. The dealer generally subcontracts with a third party central station to provide the actual monitoring. The dealer retains as profit the difference between what it charges the subscriber as a monitoring fee and the cost of buying monitoring services from the third party central station and general and administrative expenses. This recurring monthly monitoring revenue is an important component of a dealer's total revenue stream. According to a study cited in the 1998 Security Distributing and Marketing Magazine, approximately 31% of dealers' revenues consist of monitoring and service fees. It is therefore very important that independent alarm dealers' customers be satisfied with the monitoring services they receive and renew their contract after their initial terms.

     Financing

     For most independent dealers, their subscriber accounts represent their most substantial asset. Banks and other commercial lenders, which are a very important source of financing for most small businesses, have historically been unwilling to lend against subscriber accounts as collateral or to provide financing for customer purchases of alarm systems. Because of their more limited access to financing, independent dealers have a more difficult task competing with the larger market entrants who have greater access to capital. This issue has become more pronounced as dealers have been forced to finance the cost of alarm system installations. The limited ability to turn subscriber accounts into the cash needed to support other aspects of their businesses and to be able to offer financing to purchasers of alarm systems is a very important concern of independent dealers.

     Training and Support

     Dealers must not only be financially sophisticated, they must also be able to run their businesses economically and with a relatively small amount of resources. In addition, independent dealers must be able to choose effectively between competing new technologies. Furthermore, dealers need the tools that will allow them to identify and exploit new opportunities both within the alarm industry and in related fields. Finally, dealers must also be aware of regulatory changes affecting the industry. There are limited resources available to help the independent dealer meet these needs.

     New Business Opportunities

     The skills needed to install security alarm systems can also be applied to the installation of other low-voltage systems such as: closed circuit television, home automation, audio and home entertainment centers and satellite dishes. In fact, many alarm dealers currently provide these additional services to their subscribers. While the entry of large new participants into the industry has created competitive issues for independent dealers, we believe that this same phenomenon will also generate new business opportunities. Many of these opportunities may exist in the form of strategic partnerships or alliances with some of the new market entrants, such as electric utilities or telephone companies. We believe that these new participants will wish to offer their customer base a broad range of related services without incurring the expense or experiencing the uncertainties of entering unfamiliar product markets. Independent dealers must be aware of and learn how to respond to new market opportunities if they are to survive and prosper in the future.

ALARM MONITORING

     Our Relationships with Independent Alarm Dealers

     Our response to the challenges and opportunities presented by the security alarm industry has been significantly influenced by the personal and business experience of our founders. Both Ron Davis, the Chairman of the Board of Directors and Steve Rubin, a Senior Vice President, were principals of the Davis Marketing Group, an organization formed in the mid-1970s to provide consulting services to alarm dealers. Davis Marketing evolved into a franchiser of alarm installation businesses, which later became a network of dealers, initially made up of the former franchisees. The network provided its members with group buying, training and education services. In 1990, our company was formed to purchase subscriber accounts from independent alarm dealers for our own portfolio and to acquire an interest in a central monitoring station located in Grand Rapids, Michigan. The initial stockholders (other than the founders) were almost all independent alarm dealers. The relationship with our dealer network remains a key part of our growth strategy. It is this history that has made us keenly aware of, and uniquely able to address, the needs of independent alarm dealers and of the opportunities that those needs represent.

     One of the unique aspects of our position in the security alarm industry is what we do not do - we do not sell and install security systems. As a result, we are not viewed as a competitor in the alarm dealer community. Several of our competitors in the monitoring business also sell and install security systems, and some are even leading mass-marketers of low cost system installations. For almost all of the subscriber accounts we own, we contract with the alarm dealer from which we purchased the subscriber account to continue to service the underlying alarm system. We also refer all inquiries relating to system enhancements to the selling alarm dealer. This process serves two purposes: first, it allows us to capitalize on the relationship between the subscriber and the alarm dealer; and, second, it encourages the alarm dealer to utilize our central monitoring stations as new installations are made. In a market where the competition for providing monitoring service is high, we believe that the depth of our relationships with alarm dealers gives us a competitive edge.

     Provide High Quality Monitoring Services to Independent Dealers

     A subscriber account represents a stream of income that may continue for many years if the monitoring contracts are extended for additional renewal terms. An enterprising dealer can even increase the value of a subscriber account by selling add-on services such as:

     -        alarm system maintenance and servicing;

     - two-way voice communications between the subscriber and the central monitoring station; and

     - cellular telephone or long-range radio backup to the normal land line telephone links to the central monitoring station.

     Subscriber accounts are subject to attrition (cancellation) for many reasons that are beyond the dealer's control, such as nonpayment by the subscriber, the sale of a home or business or, to some extent, lower cost service offerings by competitors. One element that the dealer can control, however, is attrition due to poor monitoring services provided by the central station from which it purchases those services. Dealers address this problem by contracting with companies that have a demonstrated record of providing high quality service.

     We strive to own and operate superior central monitoring stations with highly efficient equipment and a well trained staff to deliver high quality monitoring services. All of our central stations are Underwriters Laboratory ("UL")
listed. To obtain and maintain a UL listing, a central station must be located in a building meeting UL's structural requirements, have a backup and uninterruptible power supply and have secure telephone lines and redundant computer systems that meet UL criteria. Access to the facility must also be strictly controlled. Our central stations are also capable of supporting a full range of add-on services such as two-way voice communications, cellular transmission and long-range radio access.

     Another of our objectives is to substantially increase the number of subscriber accounts to which we provide monitoring services and to increase the profitability of the services we provide. We are adding additional monitoring capacity and continuing the consolidation of our monitoring operations to realize additional economies of scale. We will continue to maintain and further enhance the quality of the services we provide and market our services to the alarm dealer community. This effort is led by Ron Carr, our Senior Vice President for Central Station Operations. Mr. Carr was formerly a director of Ameritech's Security-Link where he was responsible for telecommunications, and director of Telecommunications for ADT, Inc.

     Increase Monitoring Capacity on a Regional Basis

     Our strategy is to complete a network of central stations located in each of the major geographic regions of the United States. Our recent central station acquisitions were undertaken to increase our monitoring capacity, to expand our monitored subscriber account base and to build our regional network.

     The following acquisitions were undertaken primarily to build our regional network:

     - Southeast: In December 1996, we purchased the assets of AMJ Central Station Corporation which owned and operated a central station located in the Fort Lauderdale/Pompano Beach, Florida area.

     - Midwest: In July 1995, we purchased All Security Monitoring Services L.L.C. which owned and operated a central monitoring station located in Des Plaines, Illinois, a suburb of Chicago. In November 1997, we purchased Telecommunication Associates Group, Inc. which owned and operated a central monitoring station located in Euclid, Ohio, a suburb of Cleveland.

     - Southwest: In June 1998, we purchased Texas Security Central, Inc. which owned and operated central monitoring stations located in Dallas, Texas; San Antonio, Texas and Houston, Texas.

     - West: In May 1998, we purchased the third party monitoring business of Fire Protection Service Corporation which owned and operated a central monitoring station located in Ogden, Utah.

     - Pacific Northwest: In October 1998, we purchased the assets of World Security Services Corporation which owned and operated a central monitoring station located in Portland, Oregon.

     We have reviewed our current operations and undertaken a capital investment project to expand the capacity of our existing central monitoring stations to accommodate 750,000 monitored alarm systems by the end of 1999. We intend to continue this program of expansion. This expansion will principally involve hiring additional personnel, purchasing additional computers and monitoring equipment and leasing additional phone lines. We will then have the opportunity, and challenge, of bringing in additional subscriber accounts to absorb the increased monitoring capacity.

     Integrate Central Station Operations and Realize Economies of Scale

     Historically, our central monitoring stations were separately owned and operated as independent business units by the original owners. Our acquisition and consolidation of the formerly independent monitoring companies has presented us with opportunities to increase the profitability of each of these operations. We seek to exploit these opportunities by eliminating duplicative efforts by:

     - Consolidating monitoring operations into regional central monitoring stations.

     -        Implementing a single centralized accounting system.

     - Creating a single billing, customer service and collections department to service all of our central monitoring stations.

     Utilizing the additional monitoring capacity in our central stations means that the incremental cost of servicing additional subscriber accounts should be substantially reduced. This can be illustrated by the acquisition in February 1997 of Northern Central Station, Inc., a central monitoring station located in New Jersey. In that transaction, the physical facility located in New Jersey was not purchased. Instead, all of the 8,860 subscriber accounts monitored there were transferred in bulk, along with certain equipment and software, to our central station located in Des Plaines, Illinois. Only two new personnel were necessary to accommodate the additional 8,860 subscriber accounts. By contrast, the old New Jersey operation required eight fulltime employees plus a leased facility and associated expenses.

     We have started to realize similar economies of scale through the consolidation of the subscriber account bases of the following central monitoring stations:

     - Security Associates Command Center II, L.L.C. (located in Grand Rapids, Michigan) and Guardian Security, Inc. (located in Columbus,
          Ohio) into the Euclid, Ohio central monitoring station.

     - Reliance Protective Services, Ltd. (located in Schaumburg, Illinois) into the Des Plaines, Illinois central monitoring station.

     - Telecommunication Associates Group, Inc. (formerly monitored out of Austin, Texas), and Alarm Central Monitoring, Inc. (located in Dallas, Texas) into the Texas Security Central, Inc. central monitoring station located in Dallas, Texas.

Further consolidations will take place as we deem appropriate.

     Subject to the availability of suitable candidates and financing, we intend to acquire additional central monitoring stations in the future. A principal advantage of purchasing an entire central monitoring station is that future cash flows generated from the subscriber accounts being monitored there may be utilized to finance a significant portion of the purchase price.

     Maintain and Enhance the Quality of Monitoring Services

     One of the initiatives undertaken by us is a review of the operations of each of our central monitoring stations combined with the development of a strategic plan to improve the functionality and profitability of our monitoring services. Each of our nine central monitoring stations currently use slightly different event monitoring software and hardware. We are in the process of upgrading the computer systems used in all of our central stations as well as in our corporate offices. This computer upgrade is expected to be completed in the third quarter of 1999. The goals we have set for the upgrade include:

     - Standardizing the central station information systems to allow better information flow between the central stations.

     - Allowing more efficient information exchange between the central stations and the corporate offices.

     - Creating fully redundant systems in case of system failure in one or more of the central stations.

     -        Increasing the efficiency of our customer service department.


     We believe that these improvements will allow us to conduct our operations in a more efficient and cost effective manner. Furthermore, we anticipate that the new systems will provide a platform from which to offer a wider selection of value-added services to our alarm dealers. These services include providing dealers with after-hours answering services, internet or direct access to end-user information for a dealer's subscriber accounts and automated interactive alarm system testing services.

     Implement Central Station Based Regional Marketing Program

     We have reorganized and changed the focus of our sales force. In the past, we relied on the existing subscriber account base of the acquired central monitoring stations and the "natural increase" in subscriber accounts that occurs as alarm dealers who are already customers install additional alarm systems. Additionally, our sales force was centrally located, and approached alarm dealers on a national basis. We have redirected our sales effort by hiring a sales force based in our central monitoring stations. The design of our marketing programs has remained a corporate office function.

     The salespeople in each of our central stations are responsible for selling our services in the region where the station is located. It is our belief that we will be more successful in selling monitoring services to alarm dealers if our facilities, salespeople and operations managers are geographically close to the dealers. We intend to control the growth of each central station so that no station becomes too large for its management and salespeople to maintain personal relationships with, and responsiveness to the needs of, each of our dealers.

     As part of our relationship oriented strategy, we have implemented a program (the "Strategic Partner Program", formerly known as the Dealer Program) that allows dealers to become equity owners of our company. See
"Business-Strategic Partner Program."

     Reduce Attrition Rates for Subscriber Accounts Owned by SAI

     In the normal course of our business, we sometimes experience cancellation of accounts we own due, for example, to subscribers relocating, cancellation of an account for nonpayment by the subscriber, problems with service and miscellaneous other reasons. We seek to address the issue of accounts canceling primarily in two ways.

     First, we require alarm dealers from whom we purchased the accounts to replace subscriber accounts that cancel. This replacement obligation lasts for a specified period of time beginning from the date of purchase. This period is called the guarantee period. Second, when we purchase subscriber accounts, the entire purchase price is not paid at the closing of the transaction. Rather, a certain percentage is held back by us during the guarantee period. This amount is called the holdback amount. If a subscriber account cancels during the guarantee period, we require the replacement of that account. If the alarm dealer is unable or unwilling to replace that account, we will deduct the purchase price of that account from the holdback amount.

     Historically, through January 1, 1999, we experienced gross attrition (that is, attrition without taking into account replacements from the dealer or reductions in the holdback amounts) of 12.4% and net attrition (that is, after taking into account replacements for canceled accounts and application of the holdback amounts) of 8.3%. In calculating attrition, we divide the number of accounts cancelled by the number of accounts originally purchased. We then annualize the resulting number over the period that we own the purchased accounts. This method is commonly known in the financial or investment community as the static pool method of calculating attrition.

STRATEGIC PARTNER PROGRAM

     The Strategic Partner Program was created to induce independent alarm dealers to use our central monitoring stations by giving them the opportunity to share in our growth through equity ownership in our company. Under the Strategic Partner Program, a dealer will enter into a contractual relationship with us whereby the dealer agrees to transfer or retain some or all of its subscriber accounts at one of our central stations. The dealer must agree that during the term of the contractual relationship with us it will not transfer the subscriber accounts monitored by us to a central monitoring station not owned by us. In return, we will issue to the dealer a negotiated amount of common stock or warrants to purchase common stock. These securities will be issued solely for entering into the contractual relationship with us and without any cash payment by the dealer. If the dealer is issued warrants, however, the exercise of the warrants will require a cash payment of $6.00 per share.

     The securities may be issued alone, or together with other inducements that we may offer from time to time. We believe that this program will be attractive to many alarm dealers, especially in light of the fact that we will also be providing them with high quality monitoring services at competitive rates.

     Of the securities issued to a dealer under the Strategic Partner Program, 25% will be freely tradable upon issuance. The remaining 75% will have restrictions on transfer which will be removed in three equal annual increments. If the dealer defaults on its obligations under the Strategic Partner Program, the dealer will forfeit all of the securities as to which the restrictions have not yet been removed, but will retain all securities that have not been forfeited.

     A dealer will be deemed to be in default on its obligations under the Strategic Partner Program if the dealer (or any party he sells his subscriber accounts to), during the term of the contractual relationship, transfers the covered subscriber accounts to a central station not owned by us or the dealer fails to comply with our rights of first refusal. The right of first refusal is the right we retain to meet or beat the terms of any offer by another company to purchase the dealer's subscriber accounts.

     The Strategic Partner Program is a central component of our business plan.

DEALER FINANCING PROGRAMS

     General

     Alarm dealers, like many other small businesses, from time to time need financing in order to operate and grow their businesses. The reasons a dealer might need access to cash are extremely varied and include the need to manage cash shortfalls, to finance expansion or inventory, and to subsidize the costs of system installations. In addition, many dealers would like to be able to offer financing for potential purchasers of alarm systems. As is common with small businesses, access to equity capital is limited. Access to bank financing is also limited for both the dealers and for their customers who may wish to finance the purchase of the alarm system. For many dealers, the most significant assets they own are the contract rights for monitoring the subscriber accounts. Unfortunately, such contract rights are generally not treated as tangible assets against which banks, or other traditional lending institutions, will lend on a secured basis. This situation creates a dilemma for dealers, and an opportunity for us to strengthen our relationship with our alarm dealers because we are able to accurately assess the value of these assets and assist dealers in obtaining financing.

     Our dealer financing programs are headed by Steve Rubin. Mr. Rubin has over twenty-seven years of experience counseling alarm dealers as to their financing options and assisting them with their financing needs.

     Subscriber Accounts Owned by SAI

     One method of financing that has developed in the security alarm industry is the sale of subscriber accounts to third parties such as us. Substantially all of the subscriber accounts we own were purchased from independent alarm dealers. In a typical transaction, the alarm dealer will sell subscriber contracts for a price that may be expressed as a multiple of the current monthly payment amount generated by that subscriber account. This monthly payment amount is commonly called RMR in the industry, which stands for recurring monthly revenue. For example, if a single contract provided for monthly payments of $25 per month it might sell for $750, or thirty times RMR. The multiple we paid in any actual transaction was impacted by several factors including, but not limited to:

     -        the number of subscriber accounts purchased,

     -        the RMR of the subscriber accounts,

     - prior experience with other subscriber accounts purchased from the particular dealer,

     -        the geographic location of the subscribers,

     - the multiple of RMR generally paid in the industry at the time of the purchase,

     - estimated cost per month to monitor, service, bill and collect subscriber accounts, and

     -        the type of monitoring equipment used by the subscriber.

     Because subscriber accounts typically have original contract terms ranging from one to five years (with annual renewals thereafter) the purchaser of the subscriber account is generally undertaking a significant risk related to how long each subscriber account remains active and current on its monthly payments. In the foregoing example, it will take thirty months for the purchaser of the subscriber account to receive payments equal to the purchase price.

     For a purchase of subscriber accounts to be profitable, the cash flow from the accounts must not only cover the purchase price, costs of providing service and administrative expenses, but it must also provide a satisfactory return on the purchaser's total investment. The "quality" of the subscriber accounts purchased, which is generally measured in terms of the consistency with which the monthly monitoring fees are paid and the expected longevity of the subscriber accounts, is the crucial element in determining whether an acquisition of subscriber accounts is a profitable undertaking.

     Future acquisitions of subscriber accounts by us will depend on several factors including: the availability of suitable acquisition opportunities, the market price of subscriber accounts, the amount and cost of financing available to us and the attractiveness of alternative uses of our capital resources.

     Assisting Dealers in Obtaining Loans

     Because high quality subscriber accounts represent a reliable future stream of revenue with little incremental costs, some dealers prefer to borrow using their subscriber accounts as collateral. As previously mentioned, banks have historically been reluctant to lend against subscriber accounts as collateral. We believe that only a few sizable finance companies exist with active lending programs for independent alarm dealers and their lending capacity is relatively small compared to what we believe is the potential demand. Because of our familiarity with the security industry and our knowledge of potential lenders, we believe we are well prepared to assist alarm dealers in obtaining loans.

     In 1997, we formed Alarm Funding Corporation as a wholly-owned subsidiary to implement a dealer loan program. We concluded that alarm dealers would be better served, and our capital resources would be better utilized, if we introduce dealers to potential lenders rather than attempting to make loans ourselves. In the second quarter of 1999, Alarm Funding was merged into SAI, and Alarm Funding's loan portfolio was sold.

     The Value Builder Program

     The Value Builder program was developed to assist alarm dealers in obtaining customer financing for installed alarm systems, to allow alarm dealers to obtain substantial discounts on alarm equipment and to compete with the "low" or "no" money down mass marketers.

     Under this program, dealers are able to obtain financing for their customers which is repaid in 36 to 48 months from the monthly monitoring fees. From the customer's point of view, only a small down payment is required to purchase the system. The subscriber account and its revenue stream secures the loan. In the event the account cancels during the first year of the program, the dealer is required to provide another account and its revenue stream to secure payment to the finance company that advanced the funds. At the end of the repayment period, the dealer retains all rights to the subscriber account and the revenue stream it generates.

     All dealers participating in the Value Builder program must agree that any new subscriber account which uses the program must be monitored at one of our central monitoring stations. As an additional incentive for participating in the Value Builder program, we may also issue shares of common stock to participants based on the number of Value Builder accounts monitored at our central monitoring stations. Dealers receiving shares under the Value Builder program are subject to the same vesting schedule as those receiving shares under the Strategic Partner Program. See "Business - Strategic Partner Program."

DEALER SUPPORT STRATEGY

     Offer High Quality Support Programs

     The marketplace in which the independent alarm dealer competes is undergoing rapid change. The entry of large, well capitalized companies creates a much more competitive environment. It is in this context that we believe our ongoing educational and management development program is not only valuable to our network of alarm dealers, but also can add depth and permanence to our relationships with independent dealers. Our efforts are headed by Ron Davis, Chairman of the Board, with more than twenty-seven years of experience as a speaker and author on a broad range of subjects concerning the security alarm industry, independent alarm dealers and the changes in the marketplace that have and will continue to impact them.

     We conduct numerous meetings each year at locations around the country at which issues and opportunities facing the industry are presented. We also host an annual three day educational conference attended by alarm dealers, where presentations are made by both our personnel and other professionals from within the industry, as well as specialists in such fields as finance and marketing and motivational speakers.

     These activities are supplemented by our Audio Insight program. Audio Insight is an audio magazine that is distributed quarterly. Each edition of Audio Insight is a cassette of about one hour in length which contains ideas, interviews and insights relating to the alarm industry, hosted by Mr. Davis. We also distribute camera ready consumer newsletters that can be customized by alarm dealers for mailing to their own customer base as a marketing tool. The Audio Insight cassette and the consumer newsletter program are only available to affiliates of our dealer network.

     Assist Dealers in Exploiting Future Opportunities

     We anticipate that new business opportunities for alarm dealers will continue to develop as a result of "bundling". Bundling is a relatively new phenomenon that is impacting the alarm industry. Bundling involves a single entity, or multiple entities acting through a joint venture, providing a range of complementary or similar services. A single entity could very well supply a home with local and long distance telephone services, cable television programming and alarm monitoring, all billed monthly on a single invoice. We anticipate that at least some bundlers will include alarm monitoring in the services they provide and may wish to "out-source" significant portions of the installation, service and monitoring functions. Because of the size and geographic diversity of our dealer network, we intend to present our company to the bundlers as an easy and cost effective way of approaching independent installers and their customers. We believe that together with the collective strength of our independent dealer network we can more effectively exploit market opportunities.

     Build a Deeper Relationship with Independent Dealers

     We view our overall marketing strategy as an attempt to build a broad range of relationships with independent alarm dealers through which we can develop and market a range of services designed to address alarm dealer needs and build recurring revenue for our dealers and us. Our strategy is built around the premise that dealers are best served when our regional central monitoring station personnel develop a personal relationship with them. To implement this strategy we have developed a force of regional dealer liaison personnel based in each of our central stations. These dealer liaisons provide personalized one stop service to alarm dealers to address their individual needs as they arise. Their efforts are supplemented by meetings of central station based user groups.

     We are implementing our user group program in order to gain insight into the quality of the services we provide on an ongoing basis. Each of our central stations either has or will form a user group of alarm dealer customers in its service area. These user groups will meet periodically and serve as a regular source of feedback for both the central stations and for our company as a whole. We also plan to utilize the user groups as forums at which we can test the attractiveness and demand for proposed new services before making major commitments of time and money to new programs.

     We believe that these initiatives will greatly enhance the quality of our monitoring services, and, therefore, their attractiveness to alarm dealers. We also believe our access to, and knowledge of, the alarm industry and independent alarm dealers is of value to outsiders who may wish to use the services of, or sell products to, or through, our network of alarm dealers and their customers.

RECENT CENTRAL STATION ACQUISITIONS

     Telecommunications Associates Group, Inc.

     On November 24, 1997, we purchased all of the outstanding capital stock of Telecommunications Associates Group, Inc., an Ohio corporation ("TAG") from an unaffiliated party.

     The purchase price was $5,000,000, which was paid in cash at closing, plus the assumption of TAG's liabilities of approximately $1,500,000. $4,800,000 of the purchase price was financed from our general corporate funds and the balance were either liabilities assumed by us or financed by drawing on our existing credit facility with FINOVA Capital Corporation. The acquisition was accounted for under the purchase method for financial reporting purposes.

     TAG was a third-party alarm monitoring company that served approximately 98,000 subscriber accounts (which included approximately 48,000 two-way voice accounts which were scheduled to be, and were, returned to the owner's central monitoring station by December 31, 1998) and 350 independent alarm dealers from central monitoring stations located in Euclid, Ohio and Austin, Texas.

     Texas Security Central, Inc.

     On June 17, 1998, we purchased all of the outstanding capital stock of Texas Security Central, Inc., a Texas corporation ("TSC") from unaffiliated parties.

     The purchase price was $6,846,000, which was paid in cash at closing. $4,450,000 of the purchase price was financed by drawing on our existing credit facility with FINOVA and the remainder of the purchase price was financed from our general corporate funds. The acquisition was accounted for under the purchase method for financial reporting purposes.

     TSC was a third-party alarm monitoring company that served approximately 65,000 alarm monitoring subscribers and approximately 300 independent alarm dealers from central monitoring stations located in Dallas, Texas; Houston, Texas and San Antonio, Texas.

OTHER CENTRAL STATION ACQUISITIONS

     -        Alert Answering Service

              On March 2, 1998, we purchased all of the operating assets of Camak, Inc., D/B/A Alert Communications D/B/A Alert Answering Service, an Ohio corporation ("Alert") from an unaffiliated party.

              Alert was a third-party alarm monitoring company that served approximately 1,966 subscriber accounts and ten independent alarm dealers and also is a telephone answering service business serving approximately 250 subscribers. In March 1998 and June 1998, the monitoring business and the answering service business, respectively, were moved to our central monitoring station located in Euclid, Ohio. This acquisition allows us to provide expanded telephone answering services for our alarm dealers nationwide.

     -        Guardian Security Systems, Inc.

              On March 8, 1998, we purchased all of the outstanding capital stock of Guardian Security Systems, Inc., an Ohio corporation ("Guardian") from an unaffiliated party.

              Guardian was a third-party alarm monitoring company that served approximately 3,270 subscriber accounts owned by fifteen alarm dealers and 1,349 subscriber accounts owned by Guardian from a central monitoring station located in Columbus, Ohio. In the first quarter of 1998, all of the assets and operations of Guardian were transferred to our central station located in Euclid, Ohio.

     - Monitoring Business of Fire Protection Services Corporation D/B/A Mountain Alarm

              On May 8, 1998, we purchased the monitoring business of Fire Protection Service Corporation, a Utah corporation, D/B/A Mountain Alarm ("Mountain") from an unaffiliated party.

              Mountain was a third-party alarm monitoring company that served approximately 7,800 alarm monitoring subscribers and approximately eight independent alarm dealers from a central monitoring station located in Ogden, Utah.

     -        Reliance Protective Services, Ltd.

              On July 17, 1998, we purchased all of the outstanding capital stock of Reliance Protective Services, Ltd., an Illinois corporation ("Reliance") from unaffiliated parties.

              Reliance was a third-party alarm monitoring company that served approximately 12,000 alarm monitoring subscribers and approximately 100 independent alarm dealers from a central monitoring station located in Schaumburg, Illinois. All of the subscriber accounts monitored by Reliance were moved into our Des Plaines central station.

     -        World Security Services Corp.

              On October 13, 1998, we purchased all of the assets of World Security Services Corp., an Oregon corporation ("World") from an unaffiliated party.

              World was a third-party alarm monitoring company that served approximately 20,000 alarm monitoring subscribers and approximately 180 independent alarm dealers from a central monitoring station located in Portland, Oregon.

     -        Alarm Central Monitoring, Inc.

              On October 23, 1998, we purchased all of the outstanding capital stock of Alarm Central Monitoring, Inc., a Texas corporation ("ACM") from unaffiliated parties.

              ACM was a third-party alarm monitoring company that served approximately 13,000 alarm monitoring subscribers and approximately 50 independent alarm dealers from a central monitoring station located in Dallas, Texas. All of the subscriber accounts monitored by ACM were moved into the TSC central station located in Dallas, Texas.

     The aggregate purchase price for all of these smaller central station acquisitions was approximately $5,585,000 plus 89,000 shares of our common stock which was valued at $510,032 on the dates of the acquisitions.

RISK MANAGEMENT

     The nature of the services we provide potentially exposes us to greater risks of liability for employee acts or omissions or system failures than may be the case with other businesses. Generally, our monitoring agreements contain provisions limiting our liability to subscribers in an attempt to reduce this risk.

     We carry insurance of various types, including general liability and errors and omissions insurance. We believe the amount of our insurance coverage is adequate for a company of our type and size. Our loss experience, and that of other companies in the security industry, may affect the cost and availability of such insurance. Certain of our insurance policies, and the laws of some states, may limit or prohibit insurance coverage for punitive or other types of damages, or for liability arising from gross negligence or wanton behavior.

COMPETITION

     The security alarm industry is highly competitive and highly fragmented. While we do not compete directly with many of the large new entrants into the industry, because we do not sell and install security systems, we are nonetheless impacted by the competitive challenge these entrants present to independent alarm dealers.

     Our monitoring services compete with those offered by an estimated 250 companies which offer contract monitoring services from UL listed facilities. Most of these companies are small, local operations. In addition, we believe there are approximately 1,500 to 2,000 non-UL listed facilities.

     Our competitive strategy has these basic components: provide the alarm dealer community with high quality monitoring, provide access to financial services at competitive prices and provide dealers with the support and access to new business opportunities that will help them compete more effectively and add recurring revenue. We plan to further develop our dealer network which, we believe, will result in additional marketing opportunities for our dealers with those companies that desire access to our dealers and their customers.

REGULATORY MATTERS

     A number of local governmental authorities have adopted or are considering various measures aimed at reducing the number of false alarms. Such measures include:

     - subjecting alarm monitoring companies and/or subscribers to fines or penalties for transmitting false alarms,

     - requiring permits for individual alarm systems and revoking such permits following a specified number of false alarms,

     -    imposing fines on alarm subscribers for false alarms,

     - imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms, and

     - requiring further verification of an alarm signal before the police will respond.

     Our operations are subject to a variety of other laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, we are required to obtain licenses or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of our business. Many jurisdictions also require certain of our employees to obtain licenses or permits.

     The alarm industry is also subject to requirements imposed by various insurance, approval and standards organizations. Depending upon the type of subscriber served, the type of service provided and the requirements of the relevant local governmental jurisdiction, adherence to the requirements and standards of such organizations is mandatory in some instances and voluntary in others.

     Our alarm monitoring business utilizes telephone lines and radio frequencies to transmit alarm signals. The cost of telephone lines and the type of equipment which may be utilized in telephone line transmissions are currently regulated by both federal and state governments. The operation and utilization of radio frequencies are regulated by the Federal Communications Commission and state public utilities commissions.

LEGAL PROCEEDINGS

     From time to time we experience routine litigation in the normal course of our business. We do not believe that any pending litigation will have a material adverse affect on our financial condition or results of operations.

EMPLOYEES

     At _______________, 1999, we employed ________ individuals. Currently, none of our employees are represented by a labor union or covered by a collective bargaining agreement. We believe that relationships with our employees are good.

PROPERTIES

     Our executive offices are located at 2101 South Arlington Heights Road, Arlington Heights, Illinois and our central monitoring stations are located at:

     -    2116 South Wolf Road, Des Plaines, Illinois;

     -    1471 S.W. 12th Avenue, Pompano Beach, Florida;

     -    1514 East 191 Street, Euclid, Ohio;

     -    9750 Brockbank, Dallas, Texas;

     -    12610 Richmond Avenue, Houston, Texas;

     -    14329 San Pedro, San Antonio, Texas;

     -    4507 North Channel Avenue, Portland, Oregon; and

     -    2178 Washington Boulevard, Ogden, Utah.

All of our facilities are leased. The following is a summary of the term for each of our leases:

     - The Arlington Heights lease expires December 31, 2002, but can be renewed by us at our option for one additional five year term;

     - The Des Plaines lease expires June 30, 2000, but can be renewed by us at our option for one additional five year term;

     - The Pompano Beach lease expires December 31, 2003, but can be renewed by us at our option for one additional five year term;

     - The Euclid lease expires December 31, 2004, but can be renewed by us at our option for one additional five year term;

     - The Dallas lease expires June 16, 2003, but can be renewed by us at our option for one additional five year term;

     - The Houston lease expires June 16, 2003, but can be renewed by us at our option for one additional five year term;

     -    The San Antonio lease is a month-to-month lease;

     - The Portland lease expires May 31, 2000, but can be renewed by us at our option for two additional three year terms; and

     - The Ogden lease expires May 8, 2003. We do not have an option to renew this lease.

                                USE OF PROCEEDS

     On October 20, 1997, our first registration statement on Form S-1 under the Securities Act was declared effective. A subsequent registration statement on Form S-1 (Registration # 33-49897) pursuant to Rule 429 of the Securities Act was declared effective on April 22, 1998. The registration statements cover 2,000,000 shares of our common stock and warrants to purchase up to 2,000,000 of those shares, to be issued by us: (i) in connection with offerings to alarm dealers under Rule 415(a)(1)(ix) of Regulation C promulgated under the Securities Act; (ii) in connection with the acquisition of other business, real or personal properties, or securities in business combination transactions in accordance with Rule 415(a)(1)(viii); and otherwise under Rule 415. The registration statements also cover 1,778,088 shares of common stock which may be offered for sale by certain selling stockholders under Rule 415(a)(1)(i) and 415(a)(l)(iii). The offering by us commenced on October 20, 1997 and is continuing. We will not receive any proceeds from the securities issued by us pursuant to the Strategic Partner Program or the ValueBuilder program. However, the exercise of the warrants will require the exercising warrantholder to pay us $6.00 per share of common stock purchased upon exercise.

     No underwriter has been engaged in connection with the offering. The aggregate offering price of the common stock and warrants registered on our behalf was $12,000,000 and the aggregate offering price of the common stock registered on behalf of the Selling Stockholders was $10,666,248. No separate offering price was assigned to the warrants.

1998 sales of registered securities were as follows:

     On May 8, 1998 we issued 54,000 shares of common stock to Fire Protection Service Corporation of Ogden, Utah, an alarm monitoring company, in partial payment for substantially all of its assets.

     On August 27, 1998, we issued 18,002 shares of common stock to Cornerstone Security, Inc. as partial payment for substantially all of its alarm monitoring assets.

     On August 27, 1998 and September 30, 1998, we issued a total of 17,006 shares of common stock to Armor Alarms, Inc. as partial payment for substantially all of its alarm monitoring assets.

     On September 3, 1998, we issued a total of 21,576 warrants expiring September 3, 2002, to purchase 21,576 shares of common stock at an exercise price of $6.00 per share, to AA Security Systems, Inc., Access Security, Inc., C & H Systems, Inc., Life Safety Design, Inc., Loveco Enterprises, Inc., MDM Electronics, Inc., and Rankin & Houser, Inc. in connection with our Strategic Partner Program.

     On October 1, 1998, we issued a total of 69,856 warrants expiring October 1, 2002, to purchase 69,856 shares of common stock at an exercise price of $6.00 per share, to ABC Alarm Security, Inc., Advanced Security Automation, Inc., Alert Security Consultants, Inc., Amsafe of Miami, Inc., Carol Electric, Inc., Catskill Mountain Security, Inc., Comsec Ventures International, Inc., F. M. Security Systems, Inc., Bryant Faulkner d/b/a Faulker Security Services, Edward and Myrna Horgan, Illinois Alarm Service, Inc., Midwest Security Systems, Inc. Mister Security, Inc., New Age Security, Inc., On Guard, Inc., On Guard Security, Inc., Philip Brzeski d/b/a P & B Alarm, S.O.S. Security Systems, Inc., Security Services Group, Inc., Robert Koenig d/b/a Security Services, Security Tech, Inc., Star Security Systems, Inc., Universal Security, Inc., Laughton D. Vaughn d/b/a Vaughn Security, and Brian Prinzo d/b/a Worldwide Security, in connection with our Strategic Partner Program.

     On October 23, 1998, we issued 22,750 shares of common stock to Joseph M. Graves and 12,250 shares of common stock to Joseph M. Graves, III, in partial payment for all of the capital stock of Alarm Central Monitoring, Inc., a Texas corporation.

     On November 13, 1998, we issued 480 shares of common stock to Loveco Enterprises, Inc., in connection with our Strategic Partner Program.

     On December 14, 1998, we issued a total of 1,392 warrants to Geauga Security, Inc. in connection with our Strategic Partner Program.

     On December 22, 1998, we issued a total of 6,768 warrants to purchase 6,768 shares of common stock at an exercise price of $6.00 per share, to A. Alarm Company, Corp., AAA Alarms, Inc., and Everglades Advanced Security, Inc., in connection with our Strategic Partner Program.

     On December 31, 1998, we issued a total of 9,320 shares of common stock to Burglar Alarms & Security Co., Inc., London Security Systems, Inc., On Guard Security, Inc., and S.O.S. Security Systems, Inc., in connection with our Strategic Partner Program.

1999 Sales of registered securities were as follows:

     On March 5, 1999, we issued a total of 22,048 shares of common stock to Stand Guard, Inc., Securatron Alarm Systems, Inc., Fire Security and Control Systems, Inc., Sentinel Security, Inc., Terry King d/b/a Alarmlink and Life Safety Systems, Automated Alarm Company, Inc., and Barney's Electrical Service, Inc., d/b/a Barney's Security Alarms, in connection with our Strategic Partner Program.

     On March 12, 1999, we issued 4,052 shares of common stock to Armor Alarms, Inc., in partial payment for alarm monitoring accounts.

     On March 31, 1999, we issued a total of 42,720 shares of common stock to Able Security Systems, Inc., Tom R. Hayward, Capitol Alarm, Inc., Fire Power, Inc., Praetorian Protective Service, Inc., Protective Systems, Inc., Eddie Roberson d/b/a Roberson Security, Securitec Safety Systems, Inc., Sentinel Systems Corporation, Stand Guard, Inc., and David Zabrocki, in connection with our Strategic Partner Program.

     If any shares were sold by the Selling Stockholders they were sold in independent transactions arranged by those Stockholders individually, and we are unable to determine the number of shares sold or the amounts realized in those sales.

     We estimate that from October 20, 1997 through ______,__, 1999, we incurred a total of $_______ in expenses in connection with the offering. Those expenses are estimated to be as follows: legal $___________; accounting $____________; printing $__________ and registration fees $____________. All of these expenses represent payments to unrelated third parties and there were no direct or indirect payments to our directors or officers or their associates, or to any party owning ten percent or more of any class of our equity securities or any of our affiliates. As of May 10, 1999, we have issued 202,628 shares of common stock and warrants to purchase 121,104 shares of common stock in connection with the offering.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been traded on the American Stock Exchange under the symbol "SAI" since January 25, 1999. Our common stock was previously traded on the American Stock Exchange under the symbol "IDL" beginning on March 4, 1998. Prior to that, until March 4, 1998, the common stock was traded on the OTC Bulletin Board. The following table sets forth, for the periods indicated, the range of high and low bid quotations for our common stock as reported on the OTC Bulletin Board and the high and low sales prices as reported on the American Stock Exchange. The OTC Bulletin Board quotations reflect inter-dealer quotations, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                            HIGH BID             LOW BID
                                            --------             -------
1997
First Quarter                               $ 3.5625             $ 3.125
Second Quarter                              $  3.125             $  2.75
Third Quarter                               $   4.00             $  3.50
Fourth Quarter                              $  4.875             $  3.90

1998
First Quarter (through March 3, 1998)       $  5.625             $  4.50

                                                         LAST REPORTED SALES
                                                         -------------------
                                                         HIGH          LOW
                                                         ----          ---
1998
First Quarter (March 4, 1998 to March 31, 1998)         $  8.50       $  5.25
Second Quarter                                          $7.0625       $  5.25
Third Quarter                                           $  5.75       $4.4375
Fourth Quarter                                          $   4.5       $ 3.938

1999
First Quarter                                           $  4.00       $  2.50
Second Quarter (through _____, 1999)

     On ____________, 1999, the last reported sale price of our common stock was $________ per share. At _____________, 1999, we had approximately __________
stockholders of record, not including beneficial owners whose stock is held in street name.

                    STOCKHOLDER RETURN AND PERFORMANCE GRAPH

     Presented below is a line graph comparing the percent change in the cumulative total stockholder return on our common stock against the Russell 2000 Index and the Mallon Global Security Index. The graph assumes that $100 was invested on January 1, 1994, in our common stock and each of the Russell 2000 Index and the Mallon Global Security Index, and that all dividends were reinvested.


                           TOTAL STOCKHOLDER RETURNS
         PERFORMANCE GRAPH FOR SECURITY ASSOCIATES INTERNATIONAL, INC.

                     Prepared by Buttonwood Advisory Group
         Produced on March 31, 1999 Including Data to December 31, 1998

$100 invested January 1, 1994
(assumes all dividends reinvested)

                      FISCAL YEAR ENDED DECEMBER 31, 1998


                         GRAPHIC REPRESENTATION OF THE
                   INFORMATION CONTAINED IN THE TABLE BELOW.


                    ASSUMES $100 INVESTED ON JANUARY 1, 1994
             ASSUMES DIVIDENDS REINVESTED THROUGH DECEMBER 31, 1998

Measurement Period     Russell 2000 Index        Mallon Global Security Index       SAI
------------------     ------------------        ----------------------------       ---
January 1, 1994(1)         $100.00                        $100.00                 $100.00
FYE 1994                   $ 96.79                        $ 98.73                 $ 33.32
FYE 1995                   $122.14                        $146.82                 $ 54.12
FYE 1996                   $140.17                        $207.74                 $374.53
FYE 1997                   $173.50                        $249.92                 $707.48
FYE 1998                   $168.69                        $253.50                 $524.35

1)  The price of our common stock was $0.75 on this date.


                                DIVIDEND POLICY

     We currently anticipate that we will retain all of our earnings for development of our business, and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Future cash dividends, if any, on our common stock will be at the discretion of the Board of Directors and will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, loan covenants and such other factors as the Board of Directors may deem relevant.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected financial data for the fiscal years ended 1996 through 1998 is derived from our consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The following selected financial data for the fiscal year ended 1994 and 1995 is derived from audited financial statements. The selected financial data set forth below should be read in conjunction with our consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere.

                                                                Years Ended December 31,
                                                                                                          Pro Forma
                                        1994          1995         1996          1997          1998        1998(1)
                                    --------------------------------------------------------------------------------
Statement of Operations Data:

Revenues......................      $    1,397     $    2,733   $    3,782    $   10,814    $   20,203    $   24,088
Operating (loss)..............      $     (354)    $     (389)  $     (591)   $   (2,662)   $   (3,406)   $   (3,204)
Net (loss) available to
  common stockholders.........      $     (457)    $     (947)  $   (1,718)   $   (4,938)   $   (6,798)   $   (6,928)
Net loss per share............      $     (.13)    $     (.26)  $     (.47)   $    (1.16)   $    (1.06)   $    (1.08)
Shares used in computing net
  income per share............       3,662,187      3,665,642    3,669,343     4,266,151     6,394,048     6,429,048


(1) The pro forma data for the year ended December 31, 1998 gives effect to all of the acquisitions made during fiscal 1998, as if they had occurred on January 1, 1998.

                                                               Years Ended December 31,
                                         1994           1995              1996            1997             1998
                                    --------------------------------------------------------------------------------
Balance Sheet Data:

Cash and cash equivalents.....         $    86         $    54           $   632         $ 5,522          $ 1,481
Working capital (deficit).....         $  (787)        $(2,699)          $(4,518)        $ 1,625          $(4,450)
Total assets..................         $ 2,690         $ 6,030           $16,533         $36,009          $47,526
Total debt....................         $ 3,099         $ 6,862           $12,790         $22,919          $35,981
Total stockholders' equity
  (deficit)...................         $(1,132)        $(2,043)          $ 1,269         $ 7,231          $ 3,869

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Our revenues are derived from recurring payments for monitoring services provided to subscribers and alarm dealers pursuant to agreements. Monitoring contracts have initial terms typically ranging from one to five years usually with provisions for automatic renewal for periods of one year. Monitoring contracts entered into with alarm dealers generally permit cancellation with notice of 30-60 days before the end of the original or any renewal term.

                             RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected statements of operations data:

                                                            Years Ended December 31,
                                                                 (In thousands)
                                                         1996         1997         1998
                                                     ---------------------------------------
Revenue                                              $     3,782   $   10,814  $   20,203

Operating Expenses:

          Payroll and related expense                      1,710        4,653      10,279

          General, selling & administrative                1,394        4,257       6,433

          Amortization & depreciation                      1,269        3,704       6,289

          Deferred compensation expense                       --          862         609

Loss from Operations                                        (591)      (2,662)     (3,406)

Interest Expense                                           1,384        1,863       2,870

Net Loss                                             $    (1,718)  $   (4,525) $   (6,276)

Dividends accrued on Preferred Stock                           -   $      413  $      522

Net loss to common stockholders                      $    (1,718)  $   (4,938) $   (6,798)

Net loss per share                                   $      (.47)  $    (1.16) $    (1.06)

Total weighted average number of common shares
  Outstanding                                          3,669,343    4,266,151   6,394,048

     The following table sets forth, for the periods indicated, selected statements of operations data as a percentage of revenues:

                                                  Years Ended December 31,
                                               1996         1997         1998
                                             -----------------------------------
Revenues:
     Total revenue                            100%           100%         100%

Operating Expenses:
     Payroll and related expense               45%            43%          51%
     General, selling & administrative         37%            39%          32%
     Amortization & depreciation               34%            34%          31%
     Deferred compensation expense             --              8%           3%
Loss from Operations                          (16%)          (24%)        (17%)
Interest Expense                              (37%)          (17%)        (14%)

Net Loss                                      (45%)          (41%)        (31%)

1998 COMPARED TO 1997

     REVENUE. Revenues for fiscal 1998 increased by $9,389,763, or 86.8%, to $20,203,850 from $10,814,087 for fiscal 1997. The increase in revenues is primarily related to acquisitions completed at the end of 1997 which resulted in a full year's revenue generated in 1998 as opposed to a partial year in 1997, and to acquisitions completed during 1998. The increase in revenues related to Telecommunications Associates Group, Inc. ("TAG") was approximately $3,878,000. The acquisition of TAG was completed on November 24, 1997. The increase in revenues related to the acquisition of Texas Security Central, Inc. ("TSC") and Alarm Central Monitoring, Inc. ("ACM") was approximately $2,237,000. The acquisitions of TSC and ACM were completed in June and October 1998, respectively. The acquisitions of the monitoring business of Fire Protection Services Corporation D/B/A Mountain Alarm (acquired in May, 1998), the assets of World Security Services Corp. (acquired in October, 1998) and Reliance Protective Services, Ltd. (acquired in July, 1998) increased revenue by approximately $1,040,000. The balance of the increase in revenue between the years 1998 and 1997 of approximately $1,902,000 is the result of a net increase in the number of subscriber accounts owned during the year and internally generated revenue growth related to the central stations.

     OPERATING EXPENSES. Operating expenses increased $10,134,019 or 75.2% in 1998 to $23,610,146 from $13,476,127. General, selling and administrative expenses increased to $6,433,085 from $4,257,360, an increase of $2,175,725 or 51.1%. The increase in general, selling and administrative expenses related to the acquisition of TAG was approximately $707,000. The increase in general, selling and administrative expenses related to the acquisitions of TSC and ACM was approximately $668,000. The increase in general, selling and administrative expenses related to the acquisitions of Mountain Alarm, World Security and Reliance was approximately $200,000. The increase in general, selling and administrative expenses that relates to our existing business was approximately $601,000. The remaining increase is attributable to overall growth.

     Payroll and related expenses increased by $5,626,279, or 120.9%, from $4,653,190 to $10,279,469. The increase in payroll and related expenses related to the acquisition of TAG was approximately $2,184,000. The increase in payroll and related expenses related to the acquisitions of TSC and ACM was approximately $1,055,000. The increase in payroll and related expenses related to the acquisitions of Mountain Alarm, World Security and Reliance was approximately $489,000. The remaining increase in payroll and related expenses of $1,898,000 is primarily due to our hiring four additional management personnel in the fourth quarter of 1997 and an increase in staff during the year as a result of our growth.

     Amortization and depreciation increased by $2,584,946, or 69.8%, from $3,703,543 to $6,288,489 due to an increase in the amortization of goodwill related to acquisitions and an increase in amortization of contract rights of $1,326,000.

     Deferred compensation expense decreased from $862,034 in 1997 to $609,130 in 1998. The decrease is related primarily to the decrease in the common stock value from $5.00 per share at the end of 1997 to $3.93 at the end of 1998, as this plan is a variably priced plan. Awards under this plan are approved annually by the Board of Directors. No future awards will be made under this plan for any period after December 31, 1998.

     INTEREST EXPENSE. Interest expense increased $1,006,987 from $1,862,606 in 1997 to $2,869,593 in 1998, an increase of 54.1%. This increase was caused primarily by an increase in borrowings under our credit facility with FINOVA Capital Corporation from $16,521,813 at the end of 1997 to $26,609,730 at the end of 1998. In addition, we incurred interest expense of $733,055 in 1998 compared to $585,000 in 1997 related to outstanding debt on subordinated borrowings from our principal stockholder. We had $8,500,000 of debt outstanding under those subordinated notes at the end of 1998, compared to $5,500,000 outstanding at the end of 1997.

BUSINESS SEGMENT OPERATING RESULTS.

     The following is a discussion of our industry segment operating results. We define operating earnings as income or loss before interest and income taxes. We do not allocate corporate general and administrative or corporate payroll expenses to our operating segments.

     CENTRAL STATION OPERATIONS. Operating income from our central station segment increased from $816,678 to $1,684,500 or an increase of 106.2%. Revenue related to this segment increased from $6,680,882 to $14,667,212 or an increase of 119.5%. The increase in both operating income and revenue are the result of acquiring seven central station operations in 1998 and internal revenue growth from various programs of approximately 10%.

     OWNED SUBSCRIBER ACCOUNTS. Operating loss related to the owned subscriber accounts segment increased from ($724,526) to ($1,074,121) or an increase of 48.3%. Revenue increased from $5,018,234 to $6,942,036 or 38.3%. Cash flow, defined as operating income plus depreciation and amortization, increased from $2,216,932 to $3,218,050 or 45.2%. The increase in the operating loss in this segment was caused by an increase in amortization and depreciation. The increase in revenue and cash flow is directly related to accounts acquired during the year.

     CORPORATE EXPENSES. Corporate expenses increased from $2,754,192 to $4,016,675 or 145.8%. The increase is due primarily to increased payroll costs related to additional executive and supervisory level personnel added in 1998. The addition of these people was required to enable us to effectively manage the growth that occurred during 1998.

1997 COMPARED TO 1996

     REVENUES. Revenues for fiscal 1997 increased by $7,031,996, or 185.9%, to $10,814,087 from $3,782,091 for fiscal 1996. The increase in revenues is primarily related to acquisitions completed at the end of 1996 which resulted in a full year's revenue generated in 1997, as opposed to a partial year in 1996, and to a lesser extent, to acquisitions completed during 1997. The increase in revenues related to acquisitions are as follows: increase related to the acquisitions of Securities Associates Command Center II, L.L.C. ("SACC") and All-Security Monitoring Services, L.L.C. ("AllSec") was approximately $2,294,000, these acquisitions were completed on September 5, 1996; increase related to the acquisition of AMJ Central Station Corporation, Inc. ("AMJ") completed in December , 1996, was approximately $2,144,000; and the acquisitions of Northern Central Station, Inc. ("NC"), completed February 1997, and Telecommunications Associates Group, Inc. ("TAG"), completed November 24, 1997, increased revenues by approximately $627,000. The balance of the increase in revenue between the years of 1997 and 1996 of approximately $1,967,000 is the result of the acquisition of subscriber accounts during the year.

     OPERATING EXPENSES. Operating expenses increased $9,102,569 or 208.1% in 1997 from $4,373,558 to $13,476,127. General, selling and administrative expenses increased from $1,394,244 to $4,257,360, an increase of $2,863,116 or 205.4%. This increase is related to the following: increase related to the acquisitions of SACC and AllSec of approximately $910,000; increase related to the acquisition of AMJ of approximately $693,000; increase related to the acquisitions of NC and TAG of approximately $130,000; increase related to the existing business of $1,130,000 (primarily due to an increase in professional fees of $284,000 related to acquisitions), an increase in bad debt expense of $504,000 related to an increase in reserves of $189,000 (net of acquisitions) and the write off of receivables associated with canceled subscriber accounts. The remaining increase of $342,000 is related to the overall growth in our existing business.

     Payroll and related expenses increased by $2,942,938, or 172.1%, from $1,710,252 to $4,653,190. This increase is related to the following: increase related to the acquisitions of SACC and AllSec of approximately $887,000; increase related to the acquisition of AMJ of approximately $996,000; increase related to the acquisitions of NC and TAG of approximately $418,000. The remaining increase in payroll and related expenses of $642,000 is primarily due to our hiring four additional management personnel and an increase in staff of five personnel during the year as a result of our growth.

     Amortization and depreciation increased by $2,434,481, or 191.8%, from $1,269,062 to $3,703,543 due to an increase in the amortization of goodwill related to acquisitions, the amortization of deferred financing costs of $598,968 and an increase in the amortization of contract rights of $1,732,884 due to the net increase in contract rights of $7,302,352.

     The deferred compensation expense of $862,034 in 1997 is related to a stock based deferred compensation plan instituted during 1997. Awards under this plan are approved annually by the Board of Directors.

     INTEREST EXPENSE. Interest expense increased $478,367 from $1,384,239 in 1996 to $1,862,606, an increase of 34.6%. This increase was caused primarily by an increase in borrowings under our credit facility with FINOVA from $7,304,000 at the end of fiscal 1996 to $16,521,813 at the end of 1997. In addition, we incurred interest expense of $585,000 in 1997 compared to $9,370 in 1996 related to outstanding debt on subordinated borrowings from our principal stockholder. We had $5,500,000 of debt outstanding under those subordinated notes at the end of 1997, compared to $500,000 outstanding at the end of 1996.

BUSINESS SEGMENT OPERATING RESULTS.

     The following is a discussion of our industry segment operating results. We define operating earnings as income or loss before interest and income taxes. We do not allocate corporate general and administrative or corporate payroll expenses to our operating segments.

     CENTRAL STATION OPERATIONS. Operating income from our central station segment increased from $3,298 to $816,678 or an increase of 24,662.8%. Revenue related to this segment increased from $1,289,239 to $6,680,882 or an increase of 418.2%. The increase in both operating income and revenue are the result of merging All Security and Security Associates Command Center, which were both joint ventures that became wholly owned subsidiaries in September, 1996. Prior to that transaction, we did not have a central station operation that was controlled by us. We also acquired two additional central station operations in 1997.

     OWNED SUBSCRIBER ACCOUNTS. Operating loss related to the owned subscriber accounts segment increased from income of $54,675 to a loss of ($724,526). Revenue increased from $3,114,806 to $5,018,234 or 61.1%. Cash flow increased from $1,052,865 to $2,216,932 or 110.6%. The increase in the operating loss in this segment was caused by an increase in amortization and depreciation. The increase in revenue and cash flow is directly related to accounts acquired during the year.

     CORPORATE EXPENSES. Corporate expenses increased from $649,440 to $2,754,192 or 324.1%. The increase is due primarily to increased payroll costs related to additional executives and supervisory level personnel added in 1997. The addition of these people was required to enable to effectively manage the growth that occurred during 1997. We also instituted a deferred compensation plan in 1997. This resulted in an expense of $862,034 in 1997. Increased costs related to occupancy, insurance, professional fees and marketing also occurred during 1997 as a result of the acquisitions and the dramatic growth of SAI during 1997.

CAPITAL EXPENDITURES

     We made capital expenditures during 1998 and 1997 totaling $1,752,860 and $311,612, respectively. In 1998, $1,130,000 of the expenditures relates to the installation of new financial and operating systems. The remaining expenditures in both years relate primarily to new phone systems in the central stations and the purchase of computer equipment.

LIQUIDITY AND CAPITAL RESOURCES

     GENERAL. Since January 1994, we have financed our operations and growth from a combination of internally generated cash flow, borrowings under our credit facilities and sales of stock. Our principal uses of cash are the acquisition of central monitoring stations and acquisition of subscriber account portfolios. We intend to continue to pursue growth through the acquisition of additional central monitoring stations. However, there can be no assurance that external funding will be available to us in the future.

     1998 Compared to 1997

     During the year ended December 31, 1998, contract rights to monitor security systems, net of accumulated amortization, increased $1,344,336 to $15,252,814 due to a net increase of 3,883 subscriber accounts. During the same period goodwill, net of accumulated amortization, increased from $11,933,074 to $23,123,820 due to the acquisition of seven central stations during the year. Cash expenditures for acquisitions were $12,431,112 in 1998. Cash paid for 7,032 subscriber accounts was $3,897,659 in 1998.

     Current liabilities increased during the year ended December 31, 1998 compared to 1997, from $6,756,199 to $9,850,442. Unearned revenue increased by $662,402 due to acquisitions and our overall growth. Accrued liabilities increased by $1,316,541 primarily due to an increase in accrued interest and dividends due to TJS Partners, L.P. and our overall growth. Current maturities increased by $1,276,585 during the year. Senior debt borrowings increased by approximately $10,088,000 and subordinated borrowing increased by $3,000,000. Net capital of $2,048,351 was raised during the year through warrant and option exercises for the purchase of Common and Preferred Stock. These proceeds were used to fund central station acquisitions and the acquisition of subscriber accounts from alarm dealers, the purchase of fixed assets and for general corporate purposes.

     1997 Compared to 1996

     During the year ended December 31, 1997, contract rights to monitor security systems, net of accumulated amortization increased $7,302,352 to $13,908,478 due to the acquisition of over 12,000 subscriber accounts. During the same period goodwill, net of accumulated amortization, increased from $6,666,373 to $11,933,074 due to the acquisitions of NC and TAG.

     Current liabilities increased during the year ended December 31, 1997 compared to 1996, from $6,744,911 to $6,756,199. This change was caused primarily by the payment of a note related to the acquisition of AMJ in January 1997 of $3,721,131 and a note paid to a related party of $136,000, offset by increases in accrued liabilities, unearned revenue and current maturities of debt. The major increases in accrued liabilities are related to accrued dividends on Preferred Stock of $412,998, an increase in accrued interest of $691,925 and an accrual for loss reserves of $229,812. Unearned revenue increased due to the acquisition of TAG and our overall growth. The increase in current maturities is related to holdback notes maturing in 1998, senior debt borrowings increased by $8,502,465 and subordinated borrowing increased by

$5,000,000. The proceeds of our borrowings were used primarily to fund the TAG acquisition and the acquisition of subscriber accounts from alarm dealers.

     Net capital of $9,987,836 was raised during 1997 through warrant and option exercises for the purchase of Common and Preferred Stock ($5,030,836) and the sale of common stock through a private placement ($4,980,000, net of expenses). This capital was used to fund the purchase of TAG $4,800,000, for the purchase of fixed assets and for general corporate purposes. We had $5,521,633 in cash on hand at year end 1997, which was used to fund acquisitions of central stations, subscriber accounts, loans to alarm dealers (secured by subscriber accounts) and general corporate purposes.

     TJS Partners L.P.'s Investment.

     During 1998, TJS exercised options to purchase 2,075 shares of Convertible Preferred Stock for the total consideration of $245,000, increased the amount of Redeemable Preferred Stock it owned with an investment of $1,558,350 and increased the amount of subordinated debt extended to us by $3,000,000. As of December 31, 1998, a total of $8.5 million was outstanding under our subordinated loan facilities with TJS.

     Loan Agreement with FINOVA Capital Corporation.

     On December 31, 1996, we entered into a loan agreement with FINOVA. The maximum amount available under the FINOVA loan agreement was originally $15 million. On December 2, 1997, our loan agreement with FINOVA was amended. Under the amended loan agreement, our credit facility was increased to $30 million. Our loan agreement with FINOVA matures on December 31, 2002, subject to earlier termination.

     The interest rate on borrowings under the FINOVA loan agreement are the base rate in effect from time to time plus the applicable margin. At December 31, 1998, the applicable margin was 2% and the interest rate was 9.75%. We paid a loan fee of $262,500 on the original closing in December 1996, and an additional $222,000 on the effective date of the increase in December 1997, and are obligated to pay a commitment fee of .5% on the unused portion of the facility.

     The loan agreement with FINOVA contains customary covenants. The most important covenants can be summarized as follows: until all obligations under the FINOVA loan agreement are paid or performed in full, neither we nor our covered subsidiaries may, except as specifically permitted: (i) incur indebtedness; (ii) encumber our properties; (iii) merge with or acquire other companies; (iv) incur contingent liabilities; (v) make distributions on or redeem equity securities; (vi) prepay debt; (vii) enter into operating leases (in excess of scheduled amounts); (viii) make investments in or loans to other companies; (ix) make fundamental changes in our businesses; (x) change the locations of our facilities; (xi) dispose of assets; (xii) amend our organizational documents; (xiii) issue additional membership interests in certain subsidiaries; (xiv) enter into contracts with affiliates; (xv) permit the occurrence of any violations of ERISA; (xvi) pay management compensation in excess of permitted amounts; (xvii) not allow the ratio of total debt to operating cash flow (as defined) to exceed 5.00; or (xviii) not allow the total debt to exceed 12 times RMR for subscriber accounts we monitor for alarm dealers plus 22 times RMR for subscriber accounts we own. We are also required to make mandatory prepayments from excess cash flow as defined in the loan agreement with FINOVA. We are in compliance with, or have obtained waivers from FINOVA for the covenants stated above.

YEAR 2000 ISSUE

     Overview

     We are continuing our formal program to address the effect of the Year 2000 issue on our information systems and operations. The Year 2000 issue arises because many computer programs were originally designed with abbreviated dates that eliminate the first two digits of any given year, assuming that such digits are always "19". As a result, on January 1, 2000, non-Year 2000 compliant computer programs may incorrectly recognize the date as January 1, 1900. This would result in incorrect results from calculations and processes using these dates, and in some cases computer systems and applications may cease processing completely. This effect will also be seen before January 1, 2000, if noncompliant software is processing calculations using dates after December 31, 1999.

     In order to address this problem we have established a formal written Year 2000 compliance program to investigate and correct Year 2000 problems in our primary computer systems. All departments in our company and our subsidiaries are participating in this formal program, using a standardized methodology.

     Current Initiatives

     We have installed a new financial system and are in the process of upgrading our central station monitoring systems. The purpose of these upgrades is to allow for efficient financial management and to provide a standard platform for all central stations and allow all of the central stations to be linked electronically. In addition to verifying our internal compliance, we are formally surveying outside vendors whose systems pose a significant Year 2000 risk. These companies include the principal telephone companies serving our stations, central station software vendors, telephone hardware and software vendors, financial institutions and payroll companies. Vendors with material Year 2000 compliance issues will be replaced.

     Progress To Date

     We completed the installation of a new financial system in February, 1999 and plan to complete our central station system upgrade by the third quarter of 1999. These upgrades will also ensure that all computer systems are ready to process the Year 2000 date change without disruption. We are confident that most of our systems already satisfy Year 2000 requirements and expect that all internal systems will be in full compliance by the third quarter of 1999. We have sent surveys to all of our principal vendors and are in the process of reviewing the responses we have received to date. The target date for completing the vendor reviews is June 30, 1999.

     Estimated Costs

     The total cost of these upgrades are expected to be approximately $2,000,000, of which approximately $1,200,000 has been expended through February, 1999. Our Board of Directors has approved the necessary capital expenditures to complete the program.

     Reasonable Worst Case Scenario

     We have assessed our business exposures that would result from the failure of our Year 2000 program, as well as those of our suppliers and customers. Such failures would result in business consequences that could include the failure to receive alarm signals and render the necessary service to our customers, lost revenue, harm to our reputation, legal and regulatory exposures, and the failure of management controls. Although we believe that our internal systems are Year 2000 compliant, there can be no assurance that the Year 2000 problem will not have a material adverse affect on our business, financial condition and results of operations.

     Contingency Plans

     We are in the process of establishing a contingency plan to mitigate the Year 2000 problem. This plan includes full redundancy of all central station operating systems, so that in the event one central station cannot receive signals due to power failure, the signals can be monitored by another central station providing that the national telecommunications network remains functional. If the local electrical systems were to fail, all of our central stations are equipped with backup generators which would enable us to continue to monitor at each location for an extended period of time. As our industry is heavily dependent on the telecommunications providers, we would not be able to operate if the telecommunications systems on which we depend fail. We are investigating contracting with backup telecommunications providers to minimize the impact of our primary carrier failing.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We currently do not invest excess funds in derivative financial instruments or other market rate sensitive instruments for the purpose of managing interest rate or foreign currency exchange rate risk or for any other purpose.

         We incur debt from three sources: dealers from whom we acquire subscriber accounts, senior debt from FINOVA and fixed rate subordinated debt from principal stockholder, TJS Partners, L.P. Debt owed to dealers is in the form of a "holdback note" which is collateral to a guaranty of the aggregate revenue produced by subscriber accounts purchased from the dealer for a period of time. These notes are non-interest bearing and comprise less than 2.5% of our total debt. At March 31, 1999 we had $9,400,000 in subordinated debt due to our principal stockholder, which is at a fixed rate of 12% and matures in January, 2003, and $26,609,730 in senior debt due to FINOVA at an interest rate of prime plus 2%. The prime rate applicable to this debt was 7.75% at March 31, 1999. We do not have exposure to foreign currency fluctuations and do not use derivatives for trading purposes.

         Interest Rate Risk. The table below provides information about our debt obligations that are sensitive to changes in interest rates. For these debt obligations, the table presents principal cash flows and related average interest rates by expected maturity dates.

--------------------------------------------------------------------------------------------------------------
(dollars in millions)                                Maturity  Date
--------------------------------------------------------------------------------------------------------------
                             1999        2000        2001        2002         2003        Total    Fair Value
--------------------------------------------------------------------------------------------------------------
Fixed Rate Debt                                                             $9.400       $9.400        $9.400
--------------------------------------------------------------------------------------------------------------
Average Interest Rate                                                         12.0%        12.0%
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Variable Rate Debt         $1.330     $ 3.459      $4.790     $17.030                   $26.610       $26.610
--------------------------------------------------------------------------------------------------------------
Average Interest Rate        9.75%       9.75%       9.75%       9.75%                     9.75%
--------------------------------------------------------------------------------------------------------------


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     NAME                             AGE       POSITION
     Ronald I. Davis                   60       Chairman of the Board and Director
     James S. Brannen                  60       President, Chief Executive Officer and Director
     Thomas J. Salvatore               31       Director
     Michael B. Jones                  47       Director
     Douglas Oberlander                48       Director
     Ronald J. Carr                    47       Senior Vice President
     Stephen Rubin                     52       Senior Vice President
     Howard Schickler                  51       General Counsel, Vice President, Secretary
     Daniel S. Zittnan                 44       Senior Vice President, Treasurer, Chief Financial
                                                Officer
     Karen B. Daniels                  44       Vice President
     Timothy M. McAuliff               40       Vice President

         RONALD I. DAVIS is one of our founders and has been our Chairman of the Board since October 1990. He has many years of experience in the security alarm industry. From 1987 to 1990 he was the principal owner and founder of SAI Partners, Inc., an alarm dealer buying group. SAI Partners, Inc. also provided alarm dealers with other support services such as training and educational programs, consulting, group insurance programs and certain proprietary alarm products manufactured by others. From 1982 to 1987, Mr. Davis was president of Security Alliance Corporation, a franchise company in the alarm industry and a joint venture with Pittway Corporation. Prior to 1982, Mr. Davis was a full time consultant to many of the alarm companies that now make up our network of dealers. Mr. Davis attended Roosevelt University where he earned a Bachelors of Arts degree.

         JAMES S. BRANNEN is one of our founders and has been a Director and our President since October 1990, and our Chief Executive Officer since 1993. He was a self-employed consultant in the alarm industry from February 1988 to October 1990. From 1962 until 1987, Mr. Brannen was employed by the First National Bank of Chicago where he served as a senior vice president in the commercial banking department. In that capacity, he managed, among other things, the commercial areas of the bank responsible for lending to the cable television and paging industries. In addition, he managed the secured lending activity and was responsible for organizing and managing the bank's first work-out lending activity. Mr. Brannen earned an A.B. Degree from Dartmouth College and a MBA from Northwestern University.

         THOMAS J. SALVATORE was elected a Director in December 1996. Since 1991, Mr. Salvatore has been the Managing General Partner of TJS Partners, L.P. ("TJS"), our principal stockholder. TJS has a contractual right to designate two Directors to our Board of Directors and Mr. Salvatore is one of the designees. The remaining Director has not been designated as of the date of this Prospectus Statement. Mr. Salvatore earned a Bachelors Degree in Business Administration from Fordham University.

         MICHAEL B. JONES was elected a Director in January 1998. He has been President of ProFinance Associates, Inc. since 1985. ProFinance has been a securities broker-dealer, a member of the NASD, since 1990. Mr. Jones was with Marine Midland Bank from 1977 until 1985. He was responsible for starting a communications/electronics lending group in 1981 and, eventually, for leading that group. That group was one of the first institutional lenders to the alarm industry. Mr. Jones earned a Bachelors Degree in Liberal Arts from the University of Arizona and a Masters Degree in International Relations from the Johns Hopkins University School of Advanced International Studies.

          DOUGLAS OBERLANDER was elected a Director in January 1994. Since 1989, Mr. Oberlander has been President of Lease I, Inc., a commercial lease and finance company serving alarm dealers. From 1965 to 1988, Mr. Oberlander was employed by Oberlander Security, a security alarm dealer. Since 1991, Mr. Oberlander has served as a director of Oberlander Alarms, a security alarm dealer.

         RONALD J. CARR has been a Vice President since March 1997, and a Senior Vice President and Chief Operating Officer for the Central Station Division since August 1998. Mr. Carr is also the President of a number of our operating subsidaries, and he is a member of the Board of Directors of the Central Station Alarm Association. From March 1996 to March 1997, Mr. Carr was Director of Telecommunications and Central Station Operations for SecurityLink, a subsidiary of Ameritech. From 1991 to 1996 he was Director of Telecommunications for ADT, Inc. Mr. Carr earned a Bachelors Degree in Business Administration from Brookdale College.

         STEPHEN RUBIN is one of our founders and has been a Senior Vice President since October 1990. From 1987 to 1990, he was a Senior Vice President of SAI Partners, Inc. Mr. Rubin is primarily responsible for the design and implementation of our marketing and dealer programs. From 1978 to 1986, Mr. Rubin was an officer of Davis Marketing Group and Security Alliance Corporation. Mr. Rubin earned a Bachelors Degree from Northern Michigan University and an MBA from Loyola University.

         HOWARD SCHICKLER has served as General Counsel of our company since January 1997, was appointed Secretary on October 1997 and Vice President in April 1998. Prior to joining us, Mr. Schickler spent eight years with Sachnoff & Weaver, Ltd., a Chicago law firm. He became a member of that firm in 1994. Mr. Schickler earned a

Bachelors Degree from Brooklyn College, MA and an MBA from The University of Wisconsin at Milwaukee and a JD from Northwestern University.

         DANIEL S. ZITTNAN has been a Senior Vice President since August 1998, and has served as our Chief Financial Officer and Treasurer since October 1997. Prior to joining us, Mr. Zittnan spent over thirteen years with Arthur Andersen LLP, most recently as a Senior Manager. Mr. Zittnan earned a Bachelors Degree in accounting from DePaul University and is a member of the AICPA and ICPA Society.

         KAREN B. DANIELS has been a Vice President since October 1997, having been a consultant to us from March to October 1997. Prior to that she was with Ameritech AIIS since 1995. Ms. Daniels is primarily responsible for internal financial management and reporting. From March, 1990, to June, 1995, Ms. Daniels was Vice President/Controller for Editel-Chicago, a division of Unitel Video, Inc., a video post-production company. Ms. Daniels earned a Bachelors Degree in Industrial Administration-Finance from Iowa State University. Ms. Daniels is also a Certified Public Accountant.

         TIMOTHY M. MCAULIFF has been a Vice President since 1998, having served in various positions with us since 1996. Mr. McAuliff is primarily responsible for credit operations. Mr. McAuliff served as a Vice President responsible for acquisition and credit for Old Kent Leasing, a subsidiary of Old Kent Financial Corporation from December 1995 to September 1996. From October 1994 to December 1995, Mr. McAuliff was Accounting Manager for Advo, Inc., a direct mail marketing firm. From December 1992 to October 1994, he was Division Controller for a publishing firm, Thomson Corporation. Mr. McAuliff earned a Bachelors Degree in Business Administration from Elmhurst College.

         Our executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee. All directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Board of Directors currently consists of five members. Ronald I. Davis and Stephen Rubin are brothers-in-law. There are no other family relationships between any of our directors or executive officers.

DIRECTOR COMPENSATION

         All Directors, other than Mr. Salvatore, are reimbursed for travel expenses incurred in connection with attending Board and committee meetings. Directors are not entitled to additional fees for serving on committees of the Board. On January 6, 1998, when he joined the Board of Directors, Mr. Jones was awarded options to purchase 10,000 shares of our common stock, at an exercise price of $6.00 per share, which expire on December 31, 2002. In February 1999, the Board terminated the $500 per month Directors' fee previously paid to Mr. Oberlander and Mr. Jones. In lieu of the monthly fee and in recognition of their continued commitment, on March 10, 1999, Directors Jones and Oberlander each were awarded options under our Stock Option Plan. These options entitle Directors Jones and Oberlander to purchase 25,000 shares of common stock each. These options, as stated in the individual stock option agreements, are exercisable for a period of six years, half of which are exercisable at $4.50 per share, and the other half at $6.00 per share. Each stock option agreement also provides that if the exercise price of any option is less than the closing price on the date of the Annual Meeting, the exercise price will be changed so that it is equal to the closing market price of the common stock on that date. Stock options granted to Board members vest immediately. The closing price of the common stock on the American Stock Exchange on March 10, 1999, was $3.00. The Stock Option Plan is subject to stockholder approval.


EXECUTIVE COMPENSATION

General

         The following table is a summary of the compensation awarded or earned by our President and Chief Executive Officer and the other most highly paid executive officers (the "Named Executive Officers") during the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                      ---------------------------------------     -----------------------------------
                                                                           AWARDS            PAYOUTS
                                                                  ------------------------- ---------
                                                                               SECURITIES
                                                                               UNDERLYING               ALL OTHER
   NAME AND                                      OTHER ANNUAL     RESTRICTED    OPTIONS/      LTIP       COMPEN
PRINCIPAL POSITION    YEAR   SALARY     BONUS    COMPENSATION    STOCK AWARDS    SARS(#)    PAYOUTS(4)  SATION(5)
-------------------   ----   ------     -----    ------------    ------------  ----------   ---------   ---------
James S. Brannen      1998   $175,000   $55,000  $32,215(1)          --            --        $108,888     $2,019
  President and       1997   $125,000   $11,635  $23,835(1)          --            --        $154,103     $  837
  Chief Executive     1996   $ 94,523      --       --               --            --            --         --
  Officer
Ronald I. Davis       1998   $175,000   $55,000  $31,889(2)          --            --        $108,888     $  676
  Chairman of the     1997   $125,858   $11,635  $22,949(2)          --            --        $154,103     $  843
  Board(6)
Stephen Rubin         1998   $127,400   $40,000  $16,456(3)          --            --        $ 67,568     $  697
  Senior Vice         1997   $104,999   $ 8,462  $11,586(3)          --            --        $ 95,625     $  694
  President (6)
Ronald J. Carr        1998   $126,538      --    $10,750(8)          --            --        $ 67,568     $  646
  Senior Vice
  President(7)
Daniel S. Zittnan(9)  1998   $139,615      --    $ 4,000(10)         --            --        $ 67,568       --
  Senior Vice
  President

------------------------------
1)       Includes $22,871 and $24,965 for automobile allowances for 1997 and 1998, respectively.
2)       Includes $22,319 and $25,439 for automobile allowances for 1997 and 1998, respectively.
3)       Includes $10,750 and $11,856 for automobile allowances for 1997 and 1998, respectively.
4)       Earned awards under our Supplemental Employees' Retirement Plan.  See "Supplemental Employees'
         Retirement Plan."
5)       Amount is matching funds pursuant to our 401(k) Plan.
6)       Annual salary and bonus did not exceed $100,000 in 1996.
7)       Annual salary and bonus did not exceed $100,000 in 1996 and 1997.
8)       Includes $10,750 for automobile allowance.
9)       Annual salary and bonus did not exceed $100,000 in 1996 and 1997.
10)      Includes $4,000 for automobile allowance.

                        EXECUTIVE OPTION EXERCISES TABLE

         The following table contains information concerning the stock option exercises made by the Named Executive Officers in 1998. No Named Executive Officer other than those listed in the table below exercised options in 1998. No Named Executive Officer held options or SARs at the end of fiscal year 1998.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES


                                                          NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-
                                                          UNEXERCISED OPTIONS/SARS AT        MONEY   OPTIONS/SARS AT FISCAL
                                                          FISCAL YEAR END                    YEAR END
                                                          ---------------------------        --------------------------
                      SHARES ACQUIRED
       NAME             ON EXERCISE     VALUE REALIZED    EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
-------------------   ---------------   --------------    ---------------------------       ---------------------------
Ronald I. Davis          120,000(1)     $525,000                   --/--                               --/--
Stephen Rubin             40,000        $175,000                   --/--                               --/--
-------------

1 Mr. Davis is the sole stockholder of SAI Partners, Inc., which is the sole general partner of J, S & R Ltd., L.P., the limited partners of which are James S. Brannen and Stephen Rubin. On June 1, 1998, SAI Partners contributed warrants to purchase 120,000 shares of our common stock to J, S & R as a required capital contribution under J, S & R's limited partnership agreement. J, S & R exercised these warrants on August 18, 1998, at the exercise price of $1.00 per share.

                        LONG-TERM INCENTIVE PLANS TABLE

         The following table contains information concerning awards under our long-term incentive plan to the Named Executive Officers at the end of fiscal year 1998:

           LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR(1)

                                                                              ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                                                         PRICE-BASED PLANS
                                                                              ----------------------------------------
                                                PERFORMANCE OR OTHER
                     NUMBER OF SHARES,       PERIOD UNTIL MATURATION OR
       NAME         UNITS OR OTHER RIGHTS              PAYOUT                 THRESHOLD       TARGET        MAXIMUM(1)
------------------  ---------------------    --------------------------       ---------     -------------   ----------
James S. Brannen           27,654              Vests 20% per year for             --        42,544 shares     212,722
                                               each of five years                           per year          shares
                                               starting FYE 1997 and
                                               1998
Ronald I. Davis            27,654              Vests 20% per year for             --        42,544 shares     212,722
                                               each of five years                           per year          shares
                                               starting FYE 1997 and
                                               1998
Stephen Rubin              17,160              Vests 20% per year for             --        26,400 shares     132,000
                                               each of five years                           per year          shares
                                               starting FYE 1997 and
                                               1998
Ronald J. Carr             17,160              Vests 20% per year for             --        26,400 shares     132,000
                                               each of five years                           per year          shares
                                               starting FYE 1997 and
                                               1998
Daniel S. Zittnan          17,160              Vests 20% per year for             --        26,400 shares     132,000
                                               each of five years                           per year          shares
                                               starting FYE 1997 and
                                               1998


-------------------------

1) The maximum numbers of shares authorized by the Board of Directors for award to each participant over a five-year period. The "Target" column shows the maximum number of shares that could have been awarded for 1998, and the "Number of Shares" column shows the number of shares that were actually awarded for that year. The Board does not plan to make any further awards under this Plan. We had no executive deferred compensation plan prior to the adoption of this plan.

EMPLOYMENT AGREEMENTS

         In August, 1996, we entered into three year employment agreements with James S. Brannen, Ronald I. Davis and Stephen Rubin to serve as our President and Chief Executive Officer, Chairman of the Board of Directors, and Senior Vice President, respectively. Pursuant thereto, Mr. Brannen and Mr. Davis currently receive an annual salary of $175,000, and Mr. Rubin receives an annual salary of $120,000. These amounts may be increased following annual salary reviews. The employment agreements provide that these executives are entitled to severance pay equal to 2.99 times his annual salary at the time of termination upon: (i) expiration of the term of the employment agreement (including any renewals) unless terminated for cause, as defined in the employment agreement; (ii) death or disability; or (iii) if they terminate their employment because of: (a) a diminution of responsibilities or authority or being assigned duties inconsistent with their positions; (b) a requirement that they serve from a location other than the greater Chicago metropolitan area; (c) breach of the employment agreement by our company; or (d) certain change of control transactions of our company. In addition, they are entitled to participate in such other benefits as are offered to other executive employees. The agreements automatically renew for successive one-year periods.

         We anticipate entering into Confidentiality Agreements with all of our other executive officers. These agreements are expected to contain non-compete, non-solicitation, and confidentiality provisions, and also provide that in the event of termination of the executive officer as a result of a change of control each executive officer will be paid a one-time cash payment equal to 2.99 times his or her salary, plus an additional payment to compensate the employee for any federal excise tax imposed as a result of this payment.

         If our Stock Option Plan is approved by our stockholders, certain executive officers will be granted options to purchase shares of our common stock. Under the terms of each executive officer's stock option agreement, which describes the terms of his or her options, 50% of the options will be exercisable at $4.50 per share and 50% of the options will be exercisable at $6.00 per share. The options will expire six (6) years and will vest over three (3) years. If our company undergoes certain change of control transactions, however, the options will vest immediately.

                              CERTAIN TRANSACTIONS

         On January 22, 1998, TJS agreed to amend the terms of its 12% redeemable preferred stock. The amendments increased the threshold for triggering TJS' rights to receive payment of accrued but unpaid dividends; to a receive a higher dividend rate (18% instead of 12%); and to convert the 12% redeemable preferred stock plus any accrued but unpaid dividends into common stock.

         As a result of these amendments, the threshold for triggering TJS' right to receive accrued but unpaid dividends was raised to $20,000,000 in "new equity" (from $10,000,000 previously) and, with respect to the other provisions, was raised to $30,000,000 (from $15,000,000 previously). The stockholders approved the amendments to the terms of the 12% redeemable preferred stock at the May 19, 1998 Annual Meeting.

         On January 22, 1998, our line of credit from TJS was amended to increase the threshold for triggering TJS' right to receive payment of all obligations to $30 million (from $15 million previously).

         On June 1, 1998, we sold an additional 155,835 shares of 12% redeemable preferred stock to TJS at $10.00 per share, bringing its total holdings of redeemable preferred stock to 500,000 shares.

         During 1998, the TJS line of credit was amended to increase the amount of borrowing available to us from $5,000,000 to $8,500,000. In the first quarter of 1999, this line of credit was further increased to $10,000,000 and as of the second quarter of 1999, we have fully utilized our capacity under this line of credit. The interest rate on these borrowings has remained unchanged at twelve percent (12%) per annum, and the obligations fall due on December 31, 2002.

         During 1998, TJS purchased an additional 2,075 shares by exercising an option. As of April 16, 1999, TJS owns a total of 66,659.44 shares of convertible preferred stock. Each share of convertible preferred stock is convertible into 100 shares of common stock.

         On December 18, 1997, our Board elected Michael B. Jones, the principal stockholder of ProFinance Associates, Inc., to serve as a Director effective January 1, 1998. In consideration of his agreement to become a Director, we granted Mr. Jones an option to purchase 10,000 shares of our common stock at an exercise price of $6.00 per share, expiring on December 31, 2002. We also agreed to pay ProFinance a monthly retainer of $2,500 for financial advisory services during 1998. Under the agreement, ProFinance is entitled to receive a transaction fee for each transaction that it introduces and that is closed. The amount of the transaction fee will be depend on the size of the transaction. Effective January 1, 1999, the monthly retainer was reduced to $1,000.

         In 1997, we agreed to pay ProFinance Associates, Inc. a financing fee of $218,208 in connection with TJS' investment in our company. Under the original agreement ProFinance was to receive additional fees if TJS were to make additional investments in our company. On December 31, 1997, we agreed to amend ProFinance's compensation arrangement so that its entire fee in connection with TJS' investment would be a one time payment of $175,000, and issuance of an option to ProFinance to purchase 25,000 shares of our common stock at an exercise price of $6.00 per share. This option was issued to ProFinance on January 6, 1998, and expires December 31, 2002.

         On August 5, 1998, TJS and ProFinance surrendered options to purchase up to 20% of the common stock of Alarm Funding Corporation, our wholly-owned subsidiary, after we determined to discontinue this line of business. TJS and ProFinance received these options in consideration of providing capital and referring business opportunities, respectively, to Alarm Funding. The $500,000 borrowed from TJS is now part of our company's obligation to TJS.

      Since January 1, 1998, Ronald I. Davis and Stephen Rubin have exercised options and warrants to acquire shares of common stock for an aggregate price of $160,000 as shown below:


                                                                                       Average
             Option              Exercise        Number of         Aggregate          Per-Share
             Holder                Date            Shares        Exercise Price    Exercise Price
             ------                ----            ------        --------------    --------------
       Ronald I. Davis(1)         8/14/98         120,000            120,000            1.00

       Stephen Rubin              8/12/98          40,000             40,000            1.00

       Totals                                     160,000            $160,000           1.00


1) Mr. Davis owned his option through SAI Partners, Inc., the sole general partner of J, S & R Ltd., L.P., of which James S. Brannen and Stephen Rubin are the limited partners. On June 1, 1998, SAI Partners contributed 120,000 warrants (to purchase our common stock) to J, S & R as a required capital contribution under J, S & R's limited partnership agreement. J, S & R exercised these warrants on August 14, 1998, at the exercise price of $1.00 per share.

                       PRINCIPAL AND SELLING STOCKHOLDERS

      The following table lists certain information regarding the beneficial owners of our common stock as of May 10, 1999, which includes: (i) each person known to us to beneficially own more than five percent of the outstanding shares of our common stock; (ii) each of our company's directors; (iii) the Named Executive Officers; (iv) each selling stockholder; and (v) all of our company's directors and executive officers as a group. We believe that except as noted each person or entity named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by each holder, subject to community property laws where applicable.

                                        Beneficial Ownership                        Beneficial Ownership
                                       Prior to Offering (19)           Number         After Offering
                                       ----------------------          of Shares       --------------
                                       Number                            Being       Number
         Name                         of Shares      Percent(1)         Offered     of Shares   Percent(2)
         ----                         ---------      ----------         -------     ---------   ----------
                                                                                                  Number
TJS Partners, L.P.(3)
115 East Putnam Avenue
Greenwich, CT 06830                   6,665,944         50.35%              0       6,665,944       39.17%

Ronald I. Davis(4)
c/o Security Associates
International, Inc.
2101 S. Arlington Heights Road
Arlington Heights, Illinois 60005       906,333          6.85%              0         906,333        5.33%

James S. Brannen(5)
c/o Security Associates
International, Inc.
2101 S. Arlington Heights Road
Arlington Heights, Illinois 60005       516,616         3.909%              0         516,616        3.04%

Stephen Rubin(6)

c/o Security Associates
International, Inc.
2101 S. Arlington Heights Road
Arlington Heights, Illinois 60005          402,191          3.04%          0          402,191         2.36%

Daniel S. Zittnan(7)
c/o Security Associates
International, Inc.
2101 S. Arlington Heights Road
Arlington Heights, Illinois 60005            3,189             *           0            3,189            *

Ronald J. Carr(8)
c/o Security Associates
International, Inc.
2101 S. Arlington Heights Road
Arlington Heights, Illinois 60005                0             0           0                0            0

Thomas J. Salvatore(9)
c/o TJS Partners, L.P.
155 E. Putnam Avenue
Greenwich, CT 06830                      6,665,944         50.35%          0        6,665,944        39.17%

Douglas Oberlander
10225 N. Knoxville Avenue
Peoria, Illinois 61615                      96,022             *           0           96,022            *

Michael B. Jones (10)
c/o ProFinance Associates, Inc.
6540 Lusk Boulevard, Suite C-240
San Diego, CA 92121                         41,000             *           0           41,000            *

Allen Investments II, LLC
711 Fifth Ave 9th FL
New York, New York 10019                 80,000              *         80,000               0            0

Alternative Strategies
880 Third Ave. 3rd FL
New York, New York 10022                 60,000              *         60,000               0            0

Ask Company
David Broser
1700 Broadway 14th FL
New York, New York 10000                 50,000              *         50,000               0            0

Douglas A. Brown
1 Dogwood Ln.
Tenafly, New Jersey 07670                 4,000              *          4,000               0            0


Robert Brown
IRA Account
3605 N. Robinwood Drive
Muncie, Indiana 47304                    25,000              *         25,000               0            0

Bohemond Corp.
Holding Capital
104 Crandon Blvd #419
Biscayne, Florida 33149                  25,000              *         25,000               0            0

Bohemond Corp.
Holding Capital
104 Crandon Blvd #419
Biscayne, Florida 33149                   4,000              *          4,000               0            0

John S. Coates
28638 11th Ave South
Federal Way, Washington 98003            52,000              *         52,000               0            0

William R. Colaianni
Holding Capital
685 Fifth Ave.
New York, New York 10019                  4,000              *          4,000               0            0

Bobbie Conrad
383 Adams Street
Glencoe, Illinois 60022                  20,000              *         20,000               0            0

Sidney Dechter(11)
7406 Princeton Drive
Hanover Park, Illinois 60103             25,000              *         25,000               0            0

Anita M. Dalmar
2324 North East Regents Drive

Portland, Oregon 97212                   20,000              *         20,000               0            0

Karl D. Dillon
1325 Fifth Ave.
Seattle, Washington 98101                10,000              *         10,000               0            0

Robert H. Dilworth
Baker & McKenzie
815 Connecticut Avenue, N.W.
Washington, D.C. 20006-4078              50,000              *         50,000               0            0

Fred Figge
221 S. Blackstone
LaGrange, Illinois 60525                 98,500(8)           *         98,500               0            0

Dianne G. Freeman
P.O. Box 143
Sand Lake, New York 12153                25,000              *         25,000               0            0

Gamelam Capital Fund
Hauptman
1661 Highway One
Fairfield, Iowa 52556                    10,000              *         10,000               0            0

GEM Management, Ltd.
P.O. Box 860
11 Bath Street
St. Helier Jersey, Channel Islands       10,000              *         10,000               0            0

Phyllis Greinwald
14238 N. 2nd Street
Phoenix, Arizona 85023                   77,000              *         77,000               0            0

Cheryl L. Grolle
W 564 Pell Lake Drive
Genoa City, Wisconsin 53128                 250              *            250               0            0

Holding Capital Management, LLC
7 Ridgewood Drive
Bridgewater, CT 06752                   100,000              *        100,000               0            0

Raymond C. Hoven(12)
3251 Midlane Drivet
Wadsworth, Illinois 60083               225,539           1.70%        40,000           185,539       1.09%

Infinity Partnership II(11)
4075 N. Victoria Drive
Hoffman Estates, Illinois 60195          10,000              *         10,000               0            0

Inversiones Alanje , C.A.
c/o Carlos Delgado
Apartado Postal 1286
Caracas, Venezuela 1010A                 62,500              *         62,500               0           0

Inversiones Aparicio, C.A.
c/o Modesto Aparicio
Jet Cargo (M571)
P.O. Box 020010
Miami, Florida 33102-0010               120,000              *        120,000               0           0

Inversiones Erlanger, C.A.
c/o Malcolm Caplan
M287 Jet Cargo International
P.O. Box 020010
Miami, Florida 33102-0010               100,000              *        100,000               0            0

Irwin Jacobson(13)
1035 Carlyle Terrace
Highland Park, Illinois 60035           123,000            *12,500    110,500*

Jessand Corp Profit Sharing Plan
and Trust
7 Ridgewood Drive
Bridgewater, CT 06752                     5,000              *          5,000               0            0

Lee Jones
c/o Support Services Group
63 Calle de Industrias
Suite 550
San Clemente, California 92672           22,088              *         22,088               0            0

Martin & Associates Management
Consultants, Inc.
8056 Steeplechase Dr
Palm Beach Gardens, Florida 33418         4,000              *          4,000               0            0

Metro Suburban Pediatrics,
S.C. Pension Trust (14)
600 N. Court
Palatine, Illinois 60067                 12,500              *         12,500               0            0

John M. McMahon
West Lake Road
Tuxedo Park, New York 10987              20,000              *         20,000               0            0

Peter T. Joeseph
Rosecliff, Inc.
712 Fifth Ave. 34th FL
New York, New York 10019                 80,000              *         80,000               0            0

Kaplan Choate Special Situations
880 Third Ave. 3rd FL
New York, New York 10022                 40,000              *         40,000               0            0

Mark Scharmann(15)

1661 Lakeview Circle
Ogden, Utah 84403                       144,800           1.09%        32,500         112,300            *

Bernard and Samuel Sered(16)
4023 Suffield Court
Skokie, Illinois 60076                   17,801              *         12,500           5,301            *

Lorraine R. Small
453 Raintree Drive
Glen Ellyn, Illinois 60137                  250              *            250               0            0

Jan Sussman
9 Sterling Ln.
Sands Point, New York 11050              30,000              *         30,000               0            0

Tall Oaks Group, LP
L. Hite
40 Beckman Terrace
Summit, New Jersey 07901                 20,000              *         20,000               0            0

Alfred Robert Taylor TTEE
387 Spring Cove Road
Waynesville, North Carolina 28786        10,000              *         10,000               0            0

TPR Investment Associates, Inc.
9 West 57th Street #3900
New York, New York 10019                 52,000              *         52,000               0            0

Brady E. Turner(17)
P.O. Box 840
Brunswick, Georgia 31521                 56,676              *         12,500          44,176            *

UMB Bank, NA
Evergreen National, LP
200 East Highway 32 Box 129
Lebanon, Missouri 65536                 300,000           2.27%       300,000               0            0

Harold Wit
Allen & Company
711 Fifth Ave 9th Fl
New York, New York 10019                 30,000              *         30,000               0            0

All Executive Officers and Directors
as a group (10 persons)(18)           8,716,655          65.84%             0       8,716,655        51.23%

(1) Applicable percentage of ownership as of May 10, 1999, is based upon 13,239,019 shares of common stock outstanding (including 6,665,944 shares issuable upon conversion of outstanding shares of convertible preferred stock). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and unless otherwise noted includes voting and investment power with respect to the shares shown as beneficially owned.

(2) Applicable percentages of ownership are based on 17,017,197 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and unless otherwise noted includes voting and investment power with respect to the shares shown as beneficially owned. Assumes all shares being registered for resale are sold.

(3) Consists of 66,659.44 shares of convertible preferred stock. Each share of convertible preferred stock is convertible into and has the voting rights of 100 shares of common stock. TJS is the only holder of convertible preferred stock.

(4) Includes 906,333 shares owned by Mr. Davis and J, S & R Ltd., L.P. Excludes 337 shares owned by Beverly Davis, Mr. Davis' wife, 10,700 shares owned by Scott Davis, Mr. Davis' son, 5,500 shares owned by Ethan Davis, Mr. Davis' grandson, 5,500 shares owned by Benjamin Davis, Mr. Davis' grandson, and 10,500 shares owned by Ann Davis, Mr. Davis' sister, as to which Mr. Davis disclaims beneficial ownership. Does not include 56,662 shares which were awarded under our Supplemental Employees' Retirement Plan.

(5) Includes 516,616 shares owned by Mr. Brannen and a family limited partnership. Excludes 7,580 shares owned by Martha A. Brannen, Mr. Brannen's wife, 10,000 shares owned by Craig Brannen, 10,000 shares owned by Sarah B. Ozee and 10,000 shares owned by Peter Brannen, Mr. Brannen's children, as to which Mr. Brannen disclaims beneficial ownership. Does not include 56,662 shares which were awarded under our Supplemental Employees' Retirement Plan.

(6) Includes 402,191 shares owned by Mr. Rubin. Excludes 9,000 shares owned by Jamie Rubin, Mr. Rubin's son, as to which Mr. Rubin disclaims beneficial ownership. Does not include 35,160 shares which were awarded under our Supplemental Employees' Retirement Plan.

(7) Does not include 35,160 shares which were awarded under our Supplemental Employees' Retirement Plan.

(8) Does not include 35,160 shares which were awarded under our Supplemental Employees' Retirement Plan.

(9) Consists of 66,659.44 shares of convertible preferred stock owned by TJS. Mr. Salvatore controls voting and disposition of these shares as the Managing Partner of TJS.

(10) Includes 6,000 shares held directly; an option to purchase 10,000 shares of common stock at a price of $6.00 per share expiring December 31, 2002; an option to purchase 25,000 shares of our common stock exercisable on or before July 9, 1999 (12,500 at a price $4.50 and 12,500 at $6.00 per share; and an option held by ProFinance Associates, Inc. (of which Mr. Jones is the principal stockholder) to purchase 25,000 shares of common stock at a price of $6.00 per share expiring December 31, 2002.

(11) Includes only shares purchased pursuant to options exercised as of April 21, 1999. All of such shares are being registered for resale hereby.

(12) Includes 185,539 shares owned by Mr. Hoven and 40,000 shares which may be purchased pursuant to currently exercisable options. Only the 40,000 shares subject to the options are being registered for resale hereby.

(13) Includes 110,500 shares owned by pension plans controlled by Mr. Jacobson and 12,500 shares purchased pursuant to option exercised November 6, 1997. Only the 12,500 shares purchased subject to the options are being registered for resale hereby.

(14) Includes only shares purchased pursuant to options exercised as of April 21, 1999. All of such shares are being registered for resale hereby. The Pension Trust's option to purchase 12,500 was exercised on November 18, 1998. At the direction of the Trustee, the stock certificate was issued to Bernard R. Sered, a beneficiary of the Pension Trust, as a distribution, and the shares are now held in his individual name. See Footnote 16.

(15) Includes 112,300 shares owned by Mr. Scharmann and 32,500 shares purchased in November and December of 1997 pursuant to currently exercisable options issued to Mr. Scharmann and Troika Capital a corporation controlled by Mr. Scharmann. Only the 32,500 shares subject to the options are being registered for resale.

(16) Includes 5,301 shares owned by Messrs. Sered and 12,500 shares purchased by Samuel Sered pursuant to an exercisable option. The total does not include 12,500 shares purchased by Bernard Sered pursuant to an exercisable option originally held by Metro Suburban Pediatrics S.C. Pension Trust. See Footnote 14. Only the 12,500 shares purchased pursuant to the options are being registered for resale.

(17) Includes 44,176 shares owned by Mr. Turner and 12,500 shares purchased on October 27, 1997 pursuant to currently exercisable options. Only the 12,500 shares subject to the options are being registered for resale hereby.

(18) Includes 50,000 shares purchasable upon exercise of currently exercisable options and warrants.

(19) Some of the listed holders of common stock who hold their shares in street name may have already sold their shares as of the effective date of this Prospectus. Our company has no way of identifying the beneficial owners of stock in street name transactions.

The following table lists certain information regarding the beneficial owners of convertible preferred stock as of May 10, 1999, by (if applicable): (i) each person known by us to beneficially own more than five percent of the outstanding shares of convertible preferred stock; (ii) each of our company's directors;
(iii) the Named Executive Officers; (iv) each selling stockholder; and (v) all of our directors and executive officers as a group. We believe that each person named below has sole voting and investment power with respect to all shares of convertible preferred stock shown as beneficially owned by such holder, subject to community property laws where applicable. We are not offering any shares of convertible preferred stock under this prospectus.

                                                                      Beneficial
                                                                      ----------
Ownership
---------
                                                           Name
        Number                                           of Shares    Percent(1)
        ------                                           ---------    ----------
TJS Partners, L.P.(2)
115 East Putnam  Avenue
Greenwich, CT 06830                                      66,659.44       100%

Thomas J. Salvatore(3)
c/o TJS Partners, L.P.
115 East Putnam Avenue
Greenwich, CT 06830                                      66,659.44       100%

All Executive Officers and Directors as a group
  (10 persons)                                           66,659.44       100%

(1) Applicable percentage of ownership as of May 10, 1999, is based upon 66,659.44 shares of convertible preferred stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and unless otherwise noted includes voting and investment power with respect to the shares shown as beneficially owned.

(2) Consists of 66,659.44 shares of convertible preferred stock. Each share of convertible preferred stock is convertible into, and has the voting rights of, 100 shares of common stock. TJS is the only holder of convertible preferred stock.

(3) Consists of 66,659.44 shares of Convertible Preferred Stock owned by TJS. Mr. Salvatore controls voting and disposition of these shares through TJS as its Managing Partner.

The following table lists certain information regarding the beneficial ownership of 12% redeemable preferred stock as of May 10, 1999, by (if applicable): (i) each person known to us to beneficially own more than five percent of the outstanding shares of 12% redeemable preferred stock; (ii) each of our directors; (iii) the Named Executive Officers; (iv) each selling stockholder; and (v) all of our directors and executive officers as a group. We believe that each person named below has sole voting and investment power with respect to all shares of 12% redeemable preferred stock shown as beneficially owned by such holder, subject to community property laws where applicable. We are not offering any shares of 12% redeemable preferred stock under this prospectus.

                                                 Beneficial Ownership
                                                 --------------------
                                                 Number
          Name                                 of Shares       Percent(1)
          ----                                 ---------       ----------
TJS Partners, L.P.(2)
115 East Putnam  Avenue
Greenwich, CT 06830                             500,000            100%

Thomas J. Salvatore(3)
c/o TJS Partners, L.P.
115 East Putnam Avenue
Greenwich, CT 06830                             500,000            100%

All Executive Officers and Directors
as a group (10 persons)                         500,000            100%

(1) Applicable percentage of ownership as of May 10, 1999, is based upon 500,000 shares of 12% redeemable preferred stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and unless otherwise noted includes voting and investment power with respect to the shares shown as beneficially owned.

(2) Consists of 500,000 shares of 12% redeemable preferred stock. Each share of 12% redeemable preferred stock is convertible into and has the voting rights of 100 shares of common stock. TJS is the only holder of 12% redeemable preferred stock.

(3) Consists of 500,000 shares of 12% redeemable preferred stock owned by TJS. Mr. Salvatore controls voting and disposition of these shares through TJS as its Managing Partner.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our company is authorized to issue up to 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of ___, 1999, there were ___________ shares of common stock, 66,659.44 shares of convertible preferred stock and 344,165 shares of 12% redeemable preferred stock actually issued and outstanding. As of ______, 1999, there were approximately____holders of our common stock and one holder of record for the convertible preferred stock and 12% redeemable preferred stock appearing on our stock ledger.

COMMON STOCK

         Each share of our common stock is entitled to one vote in elections for directors and all other matters submitted for stockholder vote. Our company does not have cumulative voting. Therefore, holders of shares representing a majority of the votes can elect all of the directors if they choose to do so. The holders of common stock are only entitled to dividends if dividends are declared by our Board of Directors. We have never paid dividends on our common stock and do not anticipate paying any in the foreseeable future. See "Dividend Policy." If our company were to be liquidated or dissolved, the holders of common stock would share any assets that remain after payments to creditors are made and after priority payments to the holders of our preferred stock have been made. The priority payments that would be to the holders of our preferred stock are described below.

         Our common stock is traded on the American Stock Exchange under the symbol "SAI."

PREFERRED STOCK

         Our Board of Directors is authorized to issue up to 1,000,000 shares of preferred stock without stockholder approval. The terms of any preferred stock, such as dividend rights, conversion prices, voting rights, redemption prices and terms can also be set by the Board of Directors. Because of the broad discretion that the Board has, future issuances of preferred stock could have voting, dividend, liquidation and other rights superior to those of our common stock or other classes of preferred stock. See "Risk Factors - Our company is a Delaware corporation and certain provisions of Delaware law could affect the value of your investment in SAI."

12% Redeemable Preferred Stock

         Each share of our 12% redeemable preferred stock is senior to our outstanding convertible preferred stock and senior to our common stock. Were our company to be liquidated or dissolved the holders of 12% redeemable preferred stock would be entitled to receive $10.00 per share before any payments could be made to the holders of convertible preferred stock and the common stock. Dividends accrue at the rate of 12% per year.

         The 12% redeemable preferred stock has certain provisions that are triggered if we raise additional equity capital. If we raise $20 million in new equity, all accrued dividends that have not been paid must be paid immediately. If we raise $30 million in new equity, our company has the right to redeem the 12% redeemable preferred stock for its liquidation value plus unpaid dividends. However, if we do not redeem the 12% redeemable preferred stock at that time, its dividend rate will increase to 18% and the holder will have the right to convert the stock into common stock. The conversion would be at a price equal to 80% of the market price of the common stock at the date of conversion. The 12% redeemable preferred stock does not have voting rights (except on amendments to our certificate of incorporation that would have the effect of canceling or otherwise affecting the rights of the holder to receive dividends which have accrued but which have not been declared).

Convertible Preferred Stock

         Each share of our convertible preferred stock is convertible into 100 shares of common stock. It ranks senior to our outstanding common stock but junior to the outstanding 12% redeemable preferred stock. Were our company to be liquidated or dissolved the holders of convertible preferred stock would be entitled to receive $250.00 per share before any payments could be made to the holders of common stock. However, no payments would be made to holders of the convertible preferred stock until the amounts due to the holders of the 12% redeemable preferred stock were satisfied. Dividends accrue at the rate of 12% per year.

         The holders of convertible preferred stock are entitled to receive dividends only if the Board declares dividends on the common stock. Because each share of the convertible preferred stock is convertible into 100 shares common stock, the holder of a share of convertible preferred stock would receive 100 times the dividends payable on one share of common stock.

         The convertible preferred stock is convertible into common stock at the option of the holder at any time. The shares automatically convert if SAI makes an initial public offering of its common stock.

         Each share of convertible preferred stock has the voting power of 100 shares of common stock and votes together with the common stock as a single class on all matters brought before the stockholders. The convertible preferred stock has a $250.00 per share liquidation preference, after payment of amounts due to the holders of the 12% redeemable preferred stock.

WARRANTS

         Under this prospectus, we may issue warrants to purchase up to a maximum of 2,000,000 shares. Because we can only issue a total of 2,000,000 shares under this Prospectus, including those that would be issued upon exercise of warrants, the total number of warrants we can actually issue will be reduced to the extent that we issue common stock under this prospectus. Each warrant entitles the holder to purchase shares of common stock by paying $6.00 per share. The right to exercise the warrants is subject to certain restrictions described elsewhere in this Prospectus. See "Business - Strategic Partner Program."

         Under certain circumstance we have the right to redeem those warrants that are no longer subject to restrictions on exercise. Those warrants are redeemable at the option of SAI after no less than two years from the date they were originally issued at a redemption price of $.10 per share. This redemption may only take place if the market price of the common stock at that time equals or exceeds 150% of the exercise price for 15 out of 20 consecutive trading days ending within 30 days of the date on which the notice of redemption is given.

         The exercise price of the warrants will be adjusted in the event of share splits, share consolidations and certain rights offerings and share dividends involving common stock. Warrants not exercised within four years of their issuance will expire. The warrants do not give the holder any rights as a stockholder of our company.

ANTITAKEOVER EFFECTS OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

         Certificate of Incorporation and Bylaws. Our certificate of incorporation provides that the Board of Directors may issue preferred stock with such voting rights, preferences and designations as the Board of Directors determines in its sole discretion without stockholder approval. Our certificate of incorporation also provides that the Board of Directors has the power to make, adopt, amend or repeal our bylaws. The bylaws provide that our stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 25% of our capital stock.

         These provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. While these provisions may increase the likelihood of continuity and stability in the policies formulated by the serving Board of Directors they could also discourage certain types of transactions that may involve an actual or threatened change of control. See "Risk Factors - Our company is a Delaware corporation and certain provisions of Delaware law could affect the value of your investment in SAI."

         Delaware Takeover Statute. We are a Delaware corporation and subject to
Section 203 of the Delaware General Corporation Law ("DGCL"). Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time such stockholder became an interested stockholder, unless:

         - Prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

         - Upon consummation of the transaction which resulted in the stock holder becoming an interested stockholder, the interested stockholder owned at least 855 of the voting stock of the corporation outstanding at the time the transaction commenced; or

         - At or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

         Under Section 203 of the DGCL, a "business combination" includes:

         - any merger or consolidation of the corporation with the interested stockholder;

         - any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

         - certain transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

         - certain transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder; or

         - certain transactions in which the interested stockholder receives financial benefits provided by the corporation.

         Under Section 203 of the DGCL, an "interested stockholder" generally is

         - any person that owns 15% or move of the outstanding voting stock of the corporation;

         - any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

         -    the affiliates or associates of any such person.


LIMITATION OF LIABILITY AND INDEMNIFICATION

         Limitation of Liability. As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to our company for certain breaches of their fiduciary duty as directors, unless they violate their duty of loyalty to the, act in bad faith, knowingly or intentionally violate the law, authorize illegal dividends or redemptions, or derive improper personal benefits from their action as directors. This provision has no effect on the availability of remedies such as an injunction or rescission of improper transactions. This provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee). Liability of a director for violations of the federal securities laws is not limited by this provision. Directors, however, will not be liable for monetary damages arising from decisions involving violations of the duty of care even if the decisions are grossly negligent.

         Indemnification. Under our certificate of incorporation our directors and officers are to be indemnified by our company to the fullest extent allowed by Delaware law, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of the Company. Our company is also authorized to enter into indemnification agreements which provide for indemnification greater or different from that provided in the certificate of incorporation.

         We have been advised that in the opinion of the Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is LaSalle National Bank, located at 135 South LaSalle Street, Chicago, Illinois 60628.

                                 LEGAL MATTERS

         Arnstein & Lehr, Chicago, Illinois has reviewed and will issue an opinion about the legality of the shares of common stock and the warrants we are offering by virtue of this prospectus.


                                    EXPERTS

         The financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

         We have filed a registration statement on Form S-1 under the Securities Act with the Security and Exchange Commission. The registration statement covers the common stock and warrants being offered by our company and the selling stockholders. This prospectus is a part of that registration statement. This prospectus does not contain all of the information included in the registration statement and its exhibits and schedules. If you would like further information concerning our company and the common stock and warrants we are offering, please review the complete registration statement. This prospectus contains statements concerning contracts or other documents which are not necessarily complete. Copies of those contracts or documents have been filed as exhibits to our registration statement.

         Our registration statement, including the exhibits and schedules, may be viewed without charge at the Securities and Exchange Commission's offices located at 450 Fifth Street, N.W., Washington, D.C. 20549 in the Public Reference Room and at the regional offices of the Securities and Exchange Commission located at 500 West Madison Street, Fourteenth Floor, Chicago, Illinois 60661 or 75 Park Place, Suite 1400, New York, New York 10007. Copies of all or any part of the registration statement may be obtained from these offices after payment of fees set by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, prospectus statements and other information regarding registrants.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Stockholders of
Security Associates International, Inc.:



         We have audited the accompanying consolidated balance sheets of SECURITY ASSOCIATES INTERNATIONAL, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Associates International, Inc. and Subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1996, 1997 and 1998, in conformity with generally accepted accounting principles.

         Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 14 (a) (2) of this Form 10-K is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.





ARTHUR ANDERSEN LLP

Chicago, Illinois
January 28, 1999

                    SECURITY ASSOCIATES INTERNATIONAL, INC.
                                AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS

                                                                         DECEMBER 31
                                                               -------------------------------
                           ASSETS                                   1997             1998
------------------------------------------------------------   --------------    -------------
CURRENT ASSETS:
    Cash and cash equivalents                                  $  5,521,633      $  1,480,869
    Accounts receivable, net                                      2,626,717         3,633,352
    Receivable from stockholder                                      50,000                 -
    Other current assets                                            182,671           286,033
                                                               --------------    -------------
                     Total current assets                         8,381,021         5,400,254
                                                               --------------    -------------
FURNITURE AND EQUIPMENT, net                                        855,631         2,974,346
                                                               --------------    -------------
OTHER ASSETS:
    Contract rights to monitor security systems, net             13,908,478        15,252,814
    Goodwill, net                                                11,933,074        23,123,820
    Other assets, net                                               930,499           774,516
                                                               --------------    -------------
                     Total other assets                          26,772,051        39,151,150
                                                               --------------    -------------
                     Total assets                               $36,008,703       $47,525,750
                                                               ==============    =============

                                                                                               DECEMBER 31
                                                                                      -----------------------------
                     LIABILITIES AND STOCKHOLDERS' EQUITY                                 1997             1998
-----------------------------------------------------------------------------------   -----------       -----------
CURRENT LIABILITIES:
    Accounts payable                                                                  $   676,162       $   514,877
    Current maturities of long-term notes payable                                         897,453         2,174,038
    Accrued expenses                                                                    2,135,658         3,452,199
    Unearned revenues                                                                   3,046,926         3,709,328
                                                                                      -----------       -----------
                     Total current liabilities                                          6,756,199         9,850,442

NOTES PAYABLE, net of current maturities                                               16,521,813        25,306,462

NOTES PAYABLE, related party                                                            5,500,000         8,500,000
                                                                                      -----------       -----------
                     Total liabilities                                                 28,778,012        43,656,904
                                                                                      -----------       -----------

STOCKHOLDERS' EQUITY (DEFICIT):
    Convertible preferred stock, $10.00 par value; 64,585 and 66,660 shares outstanding on December 31, 1997 and 1998, respectively (liquidation value of $16,146,138 and $16,665,000 at December 1997 and 1998,
       respectively)                                                                      645,846           666,596
    12% redeemable/convertible preferred stock, $10.00 par value; 344,165 and
       500,000 shares outstanding on December 31, 1997 and 1998,
       respectively                                                                     3,441,650         5,000,000
    Common stock, $.001 par value; 50,000,000 shares authorized; 6,272,295 and
       6,771,807 shares outstanding on December 31, 1997 and 1998,
       respectively                                                                         6,272             6,771
    Warrants, net                                                                               -            60,748
    Additional paid-in capital                                                         14,564,311        16,360,092
    Accumulated deficit                                                               (11,427,388)      (18,225,361)
                                                                                      -----------       -----------
                     Total stockholders' equity                                         7,230,691         3,868,846
                                                                                      -----------       -----------
                     Total liabilities and stockholders' equity                       $36,008,703       $47,525,750
                                                                                      ===========       ===========




        The accompanying notes to the consolidated financial statements are an integral part of these balance sheets.

                    SECURITY ASSOCIATES INTERNATIONAL, INC.
                                AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                  FOR THE YEARS ENDED DECEMBER 31
                                                                          ---------------------------------------------
                                                                             1996             1997              1998
                                                                          -----------     ------------     ------------
REVENUES:
    Monitoring fees                                                       $ 3,652,892     $ 10,711,935     $ 20,080,166
    Membership fees and other                                                 129,199          102,152          123,684
                                                                          -----------     ------------     ------------
                     Total revenues                                         3,782,091       10,814,087       20,203,850
                                                                          -----------     ------------     ------------
OPERATING EXPENSES:
    Payroll and related expense                                             1,710,252        4,653,190       10,279,469
    General, selling and administrative                                     1,394,244        4,257,360        6,433,085
    Amortization and depreciation                                           1,269,062        3,703,543        6,288,489
    Deferred compensation expense                                                   -          862,034          609,103
                                                                          -----------     ------------     ------------
                     Total operating expenses                               4,373,558       13,476,127       23,610,146
                                                                          -----------     ------------     ------------
                     Loss from operations                                    (591,467)      (2,662,040)      (3,406,296)

INTEREST EXPENSE                                                            1,384,239        1,862,606        2,869,593
                                                                          -----------     ------------     ------------
                     Loss before income in equity of joint venture
                        and income taxes                                   (1,975,706)      (4,524,646)      (6,275,889)

INCOME IN EQUITY OF JOINT VENTURE                                             257,447                -                -
                                                                          -----------     ------------     ------------
                     Loss before income taxes                              (1,718,259)      (4,524,646)      (6,275,889)

PROVISION FOR INCOME TAXES                                                          -                -                -
                                                                          -----------     ------------     ------------
                     Net loss                                              (1,718,259)      (4,524,646)      (6,275,889)

DIVIDENDS ACCRUED ON PREFERRED STOCK                                                -          412,997          522,084
                                                                          -----------     ------------     ------------
                     Net loss available to common stockholders
                                                                          $(1,718,259)    $ (4,937,643)    $ (6,797,973)
                                                                          ===========     ============     ============

NET LOSS PER SHARE                                                        $      (.47)    $      (1.16)    $      (1.06)
                                                                          ===========     ============     ============
WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING                                                       3,669,343        4,266,151        6,394,048
                                                                          ===========     ============     ============





        The accompanying notes to the consolidated financial statements are an integral part of these statements

                    SECURITY ASSOCIATES INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                     CONVERTIBLE               12% REDEEMABLE
                                           COMMON STOCK            PREFERRED STOCK             PREFERRED STOCK
                                       --------------------     ----------------------     ------------------------
                                         SHARES      AMOUNT      SHARES        AMOUNT       SHARES         AMOUNT        WARRANTS
                                       ---------    -------     -------       --------     --------      ----------      --------
BALANCE, December 31,
    1995                               3,668,087     $3,668           -       $      -            -      $        -      $     -

    Issuance of preferred
       stock                                   -          -      35,478        354,780      344,165       3,441,650            -
    Issuance of common
       stock for services                  9,200          9           -              -            -               -            -
    Issuance of common
       stock                              22,088         22           -              -            -               -            -
    Net loss                                   -          -           -              -            -               -            -
                                       ---------    -------     -------       --------     --------      ----------      --------
BALANCE, December 31,
    1996                               3,699,375      3,699      35,478        354,780      344,165       3,441,650            -

    Issuance of preferred
       stock                                   -          -      29,107        291,066            -               -            -
    Issuance of common
       stock related to
       deferred                          162,265        162           -              -            -               -            -
       compensation plan
    Issuance of common
       stock                           2,410,655      2,411           -              -            -               -            -
    Accrued dividends                          -          -           -              -            -               -            -
    Net loss                                   -          -           -              -            -               -            -
                                       ---------    -------     -------       --------     --------      ----------      --------
BALANCE, December 31, 1997             6,272,295      6,272      64,585        645,846      344,165       3,441,650            -

    Issuance of preferred
       stock                                   -          -       2,075         20,750      155,835       1,558,350            -
    Issuance of common
       stock related to
       deferred                          154,693        154           -              -            -               -            -
       compensation plan
    Issuance of common
       stock                             344,819        345           -              -            -               -            -
    Warrants                                   -          -           -              -            -               -       60,748
    Accrued dividends                          -          -           -              -            -               -            -
    Net loss                                   -          -           -              -            -               -            -
                                       ---------    -------     -------       --------     --------      ----------      -------
BALANCE, December 31,                  6,771,807     $6,771      66,660       $666,596      500,000      $5,000,000      $60,748
    1998                               =========    =======     =======       ========     ========      ==========      =======

                                          ADDITIONAL                           TOTAL
                                            PAID-IN       ACCUMULATED      STOCKHOLDERS'
                                           CAPITAL          DEFICIT           EQUITY
                                         -----------    -------------      ------------
BALANCE, December 31,                    $ 2,724,761    $  (4,771,486)     $ (2,043,057)
    1995

    Issuance of preferred                  1,216,160               -          5,012,590
       stock
    Issuance of common                         4,591               -              4,600
       stock for services
    Issuance of common                        12,568               -             12,590
       stock                                       -      (1,718,259)        (1,718,259)
                                         -----------    -------------      ------------
    Net loss

BALANCE, December 31,                      3,958,080      (6,489,745)        1,268,464
    1996

    Issuance of preferred
       stock                               4,267,793               -         4,558,859
    Issuance of common
       stock related to                      861,872               -           862,034
       deferred
       compensation plan
    Issuance of common                     5,476,566               -         5,478,977
       stock
    Accrued dividends                              -        (412,997)         (412,997)
    Net loss                                       -      (4,524,646)       (4,524,646)
                                         -----------    -------------      ------------
                                          14,564,311     (11,427,388)        7,230,691
BALANCE, December 31, 1997

    Issuance of preferred                    224,250               -         1,803,350
       stock
    Issuance of common
       stock related to                      608,949               -           609,103
       deferred
       compensation plan
    Issuance of common                       962,582               -           962,927
       stock
    Warrants                                       -               -            60,748
    Accrued dividends                              -        (522,084)         (522,084)
    Net loss                                       -      (6,275,889)       (6,275,889)
                                         -----------    -------------      ------------
BALANCE, December 31,                    $16,360,092    $(18,225,361)      $ 3,868,846
    1998                                 ===========    =============      ============


The accompanying notes to the consolidated financial statements are an integral part of these statements.

                    SECURITY ASSOCIATES INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                      FOR THE YEARS ENDED DECEMBER 31
                                                                              ------------------------------------------------
                                                                                  1996               1997            1998
                                                                              ------------       ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                  $ (1,718,259)      $ (4,524,646)    $ (6,275,889)
    Adjustments to reconcile net loss to net cash (used for) provided by operating activities-
           Income in equity of joint venture                                      (257,447)                 -                -
           Issuance of common stock for services                                     4,600                  -           16,502
           Amortization and depreciation                                         1,269,062          3,703,543        6,288,489
           Deferred compensation expense                                                 -            862,034          609,103
           Warrants and stock issued under dealer stock incentive
              plan                                                                       -                  -           70,402
           Changes in assets and liabilities-
              Accounts receivable, net                                             136,036         (1,047,691)        (304,071)
              Other current assets                                                (126,992)            46,147           97,990
              Other long-term assets                                                     -            (63,598)         (22,952)
              Accounts payable                                                      41,334            (36,503)        (235,706)
              Accrued expenses                                                    (195,110)         1,481,086          174,850
              Unearned revenue                                                     425,148            279,937          (55,703)
                                                                              ------------       ------------     ------------
                     Net cash (used for) provided by operating
                        activities                                                (421,628)           700,309          363,015
                                                                              ------------       ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
                                                                                (1,855,953)        (8,056,738)      (3,897,659)
    Purchase of contract rights to monitor security systems, net
    Purchase of fixed assets                                                       (54,052)          (311,612)      (1,752,860)
    Cash paid for acquisition, net                                              (1,794,021)        (5,818,484)     (12,431,112)
                                                                              ------------       ------------     ------------
                     Net cash used for investing activities                     (3,704,026)       (14,186,834)     (18,081,631)
                                                                              ------------       ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of capital stock                                      5,000,000          9,987,836        2,048,351
    Dividends accrued on preferred stock                                                 -           (412,997)        (522,084)
    Deferred financing costs                                                      (596,879)          (385,400)               -
    Proceeds from stockholders receivable                                                -             25,180           50,000
    Repayment of notes payable to related parties                                  (98,742)          (136,000)               -
    Proceeds from notes payable to related parties                                 500,000          5,000,000        3,000,000
    Repayment of notes payable                                                  (7,404,188)        (4,358,280)        (578,588)
    Proceeds from notes payable                                                  7,304,000          8,655,464        9,680,173
                                                                              ------------       ------------     ------------
                     Net cash provided by financing activities                   4,704,191         18,375,803       13,677,852
                                                                              ------------       ------------     ------------
INCREASE (DECREASE) IN CASH                                                        578,537          4,889,278       (4,040,764)
CASH AND CASH EQUIVALENTS, beginning of year                                        53,818            632,355        5,521,633
                                                                              ------------       ------------     ------------
CASH AND CASH EQUIVALENTS, end of year                                        $    632,355       $  5,521,633     $  1,480,869
                                                                              ============       ============     ============

        The accompanying notes to the consolidated financial statements are an integral part of these statements.

                    SECURITY ASSOCIATES INTERNATIONAL, INC.
                                AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                        DECEMBER 31, 1996, 1997 AND 1998


                        1.   DESCRIPTION OF THE BUSINESS

      COMPANY BACKGROUND


      Security Associates International, Inc. and Subsidiaries (the "Company") is composed of Security Associates International, Inc. ("SAI") and its subsidiaries, AMJ Central Station Corporation, a Delaware corporation ("AMJ"), Alarm Funding Corporation, a Delaware corporation ("AFC"), Telecommunications Associates Group, Inc., an Ohio corporation ("TAG") and Texas Security Central ("TSC").

      The Company was organized for the primary purpose of providing monitoring services to independent alarm dealers on a subcontract basis and acquiring service contracts for remote electronic monitoring of security systems in businesses and homes throughout the United States. Revenues are composed primarily of fees for monitoring services.

                    2.  SUMMARY OF MAJOR ACCOUNTING POLICIES


      PRINCIPLES OF CONSOLIDATION


      The financial statements consolidate the accounts of Security Associates International, Inc., and its wholly owned subsidiaries. All intercompany items and transactions have been eliminated.

      USE OF ESTIMATES


      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


      REVENUE RECOGNITION

      Monitoring fee revenue is recognized as earned over the related contract period. Services may be billed in advance on a monthly, quarterly or annual basis and amounts not earned are included as unearned revenues.


      ACCOUNTS RECEIVABLE

      The Company grants unsecured trade credit to customers in the normal course of business. Receivables in the accompanying consolidated balance sheets are net of reserves for doubtful accounts of approximately $495,000 and $737,000 as of December 31, 1997 and 1998, respectively.

      CONTRACT RIGHTS TO MONITOR SECURITY SYSTEMS

      The Company actively pursues the acquisition of contract rights to monitor security systems. These contract rights are recorded at the Company's purchase price. Amortization is calculated on a straight-line basis over an estimated useful life of ten years. When accounts are canceled and not replaced under a guarantee, the net book value of the canceled account is written off. The Company regularly reviews the attrition rates of account purchases to evaluate the realizability of the unamortized contract rights. If any account purchase experiences extraordinary cancellations, the amortization period is reduced and losses, if any, are accrued. Contract rights to monitor security systems in the accompanying consolidated balance sheets are net of accumulated amortization of approximately $2,329,000 and $3,925,186 as of December 31, 1997 and 1998,
      respectively.


      GOODWILL

      Goodwill is recorded as the cost of purchased businesses in excess of the fair value of the net assets acquired and is amortized on a straight-line basis over a period of three to fifteen years. The Company regularly reviews the performance of acquired businesses to evaluate the realizability of the underlying goodwill. Goodwill in the accompanying consolidated balance sheets is net of accumulated amortization of approximately $954,000 and $2,724,000 as of December 31, 1997 and 1998, respectively.


      OTHER LONG-TERM ASSETS

      Other long-term assets consist primarily of deferred financing costs. The deferred financing costs are being amortized over the life of the related loan. Other long-term assets in the accompanying consolidated balance sheets are net of accumulated amortization of approximately $124,000 and $301,000 as of December 31, 1997 and 1998, respectively.


      FURNITURE AND EQUIPMENT

      Furniture and equipment are stated at cost. Depreciation is calculated using straightline methods for both financial statement and income tax purposes over an estimated useful life of three to seven years.

The following is a summary of furniture and equipment by major class of assets:

                                                       DECEMBER 31
                                               ---------------------------
                                                  1997            1998
                                               ----------       ----------
Equipment                                      $1,256,776       $3,388,570
Automobiles/trucks                                 20,188           20,188
Leasehold improvements                             57,861          121,054
Work in process                                         -          113,202
                                               ----------       ----------
                                                1,334,825        3,643,014

Less-Accumulated depreciation                     479,194          668,668
                                               ----------       ----------
                                               $  855,631       $2,974,346
                                               ==========       ==========


      RENT EXPENSE


      The Company leases its office building and the facilities from which their central stations operate for various periods and amounts through the year 2004. Rent expense was approximately $206,000, $511,000 and $830,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

      Future minimum lease payments are as follows:

                    As of December 31-
                        1999                        $816,200
                        2000                         723,200
                        2001                         628,900
                        2002                         617,500
                        2003 and thereafter          448,100
                                                    ========

      ACCRUED EXPENSES


      Accrued expenses are composed of the following:


                                                   DECEMBER 31
                                           ---------------------------
                                               1997            1998
                                           -----------      ----------
Accrued interest                           $   806,758      $1,569,920
Accrued dividends                              412,997         935,081
Accrued payroll and vacation                   324,526         377,840
Accrual for loss contracts                     229,812               -
Accrued telephone                                    -         104,900
Other                                          361,565         464,458
                                           -----------      ----------
                                           $ 2,135,658      $3,452,199
                                           ===========      ==========

      PREFERRED STOCK


      Of the total shares of preferred stock issued and outstanding as of December 31, 1998, 500,000 shares are 12% Redeemable Preferred Stock, $10 par and liquidation value with dividends deferred. In the event that the Company raises $20,000,000 in new equity, all dividends that have not been paid must be paid. If the Company raises $30,000,000 in new equity, the Company will have the right to redeem the 12% Redeemable Preferred Stock for its liquidation value plus unpaid dividends. If the Company does not redeem the 12% Redeemable Preferred Stock at that time, the dividend rate will increase to 18% and the stockholder will have the right to convert this preferred stock into common stock at a conversion price equal to 80% of the market price of the common stock at the date of conversion. The remaining 66,660 shares of preferred stock issued and outstanding are Convertible Preferred Stock with a $250 liquidation preference. Each share of Convertible Preferred Stock is convertible into 100 shares of common stock of the Company.

      INCOME TAXES


      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). As of December 31, 1997 and 1998, the Company had net operating loss carryforwards of approximately $11.1 million and $17.0 million, respectively. The tax net operating losses begin to expire in 2005. As of December 31, 1997 and 1998, no tax benefit has been recognized for these loss carryforwards.

      The components of the Company's deferred tax assets at December 31, are as follows:

                                                 1997              1998
                                              ----------        ----------
Net operating loss carryforwards              $4,273,500        $6,634,000
Temporary timing differences                     312,250           360,000
                                              ----------        ----------
           Total deferred tax assets           4,585,750         6,994,000

Valuation allowance                           (4,585,750)       (6,994,000)
                                              ----------        ----------
           Net deferred tax assets            $        -        $        -
                                              ==========        ==========



      NET LOSS PER SHARE


      Net loss per share is computed based upon the weighted number of common shares outstanding during the periods presented. Stock options and Convertible Preferred Stock have not been included in the calculation of net loss per share as their effect would be antidilutive.

      STATEMENT OF CASH FLOWS


      The Company considers investments purchased with an original maturity of three months or less to be cash equivalents. Supplemental cash flow information includes the following:


                                                                                 DECEMBER 31
                                                                 ------------------------------------------
                                                                    1996            1997            1998
                                                                 ----------      ----------      ----------
Supplemental schedule of cash flow information-
       Cash paid during the year for interest                    $1,493,761      $1,141,493      $2,177,909
Supplemental schedule of noncash activities-
       Issuance of stock for subscription receivable paid
          in January, 1997 and 1998
                                                                     25,180          50,000               -
       Issuance of stock for central station and contract
          rights acquisitions                                             -               -         691,770

       Issuance of note payable for acquisition                   3,721,131               -               -
       Purchase of contract rights reduced by unearned                                              397,544
          revenue acquired                                                -         580,616

       Holdback notes reduced due to account attrition              245,000         476,492         505,518
       Purchase of contract rights with notes                       636,900       1,021,813         863,921
                                                                 ==========      ==========      ==========

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair value of the Company's long-term debt, which approximates the carrying value, is estimated based on the current rates offered to the Company for debt of the same remaining maturities.

                                3. ACQUISITIONS


      In 1998, the Company acquired seven central monitoring stations located in the U.S. All of these acquisitions were accounted for under the purchase method of accounting. The Company acquired these companies with $12,431,113 in cash plus 89,000 shares of the Company's common stock with a fair market value of $510,062 at the time of the acquisition. Total goodwill of $12,567,650 was recorded and is being amortized over a 315 year period. The consolidated financial statements include the results of these acquired companies since the date of acquisition.

      During November 1997, SAI purchased the stock of a central station. The acquisition was accounted for under the purchase method of accounting. The purchase price was $5,000,000 in cash. Goodwill of approximately $5,088,000 was recorded as a result of this transaction and is being amortized over 15 years.

      In 1996, the Company purchased one central station and bought its partner in a joint venture. The acquisitions were accounted for under the purchase method of accounting. The total purchase price for these acquisitions was $1,800,000 cash and a note payable of $3,721,131. Goodwill of approximately $5,200,000 was recorded and is being amortized over 15 years.

      The following unaudited pro forma consolidated results of operations have been prepared as if the acquisitions had occurred at the beginning of 1996, 1997 and 1998, after giving effect to certain adjustments, including amortization of intangible assets and increased interest expense on the acquisition debt (in 000's):

                                                      1996         1997          1998
                                                   ---------     ---------     ---------
Monitoring fees and other revenues                 $  10,956     $  21,130     $  24,088
General, selling and administrative expenses           9,154        18,017        19,313
Payroll expense paid to terminated employees               -           578         1,219
Amortization and depreciation                          2,299         5,419         6,760
                                                   ---------     ---------     ---------
                 Loss from operations                   (497)       (2,884)       (3,204)
Interest expense                                       1,485         2,955         3,202
                                                   ---------     ---------     ---------
                 Loss before income taxes             (1,982)       (5,839)       (6,406)
Income tax expense                                         -             -             -
                                                   ---------     ---------     ---------
                 Net loss                             (1,982)       (5,839)       (6,406)
Dividends accrued on preferred stock                     413           413           522
                                                   ---------     ---------     ---------
Net loss available to common stockholders          $  (2,395)    $  (6,252)    $  (6,928)
                                                   =========     =========     =========
Net loss per share                                 $    (.65)    $   (1.45)    $   (1.08)
Weighted average shares outstanding                3,669,343     4,301,151     6,429,048
                                                   =========     =========     =========


      The Pro Forma Statement of Income does not purport to represent what the Company's results of operations would actually have been had the acquisition been in effect for the periods presented, or to predict the Company's results of operations for any future period.

                           4. LONG-TERM NOTES PAYABLE

      As of December 31, 1997 and 1998, the Company had borrowings of $5,000,000 and $8,000,000, respectively, outstanding under its Subordinated Loan Agreement with its major stockholder. Interest is charged on outstanding balances at 12% per year. Accrued interest thereon is payable semiannually, subordinate to the senior debt, and all outstanding borrowings are payable at the earlier of January 2, 2003, or when the Company raises $30,000,000 in new equity.

      In the normal course of purchasing contract rights to monitor security systems, the Company pays cash and issues notes payable to Alarm Dealers. These notes generally represent 10%20% of the purchase price and serve as a guarantee against account attrition during the term of the note. Notes Payable to Alarm Dealers generally are non-interest bearing.

      In November, 1997, the Company's major stockholder entered into a subordinated debt agreement whereby a subsidiary may borrow up to $1,500,000. As of December 31, 1997, this company had borrowings of $500,000 outstanding under this subordinated debt agreement. The loan bears interest at 12% per year and is payable on January 2, 2003.

      On December 2, 1997, the Company amended its Loan Agreement with FINOVA Capital Corporation ("FINOVA") to increase the borrowing limit of the debt facility to $30,000,000. Under the agreement, proceeds are to be used for account acquisitions, acquisition of third-party monitoring stations and transaction costs. This loan agreement contains certain financial covenants, including among others, a minimum cash flow coverage (as defined in the agreement). The Company is in compliance with or has obtained waivers for all covenants of the Loan Agreement. The loan is secured by virtually all the assets of the Company. Interest is charged on outstanding advances at Citicorp's Base rate plus 2% per year (9.75% at December 31, 1998) and is payable monthly. A fee of 1/2% per year is payable on the unused balance of the facility. The principal balance is repayable as follows:

      2.5% per quarter, beginning July, 1999
      4.0% per quarter, beginning January, 2000
      5.0% per quarter, beginning January, 2001
      5.5% per quarter, beginning January, 2002, balance due December 31, 2002

      Long-term debt consists of the following notes payable:

                                                           DECEMBER 31
                                                  -----------------------------
                                                      1997             1998
                                                  -----------      ------------
        Note payable to FINOVA                    $16,359,731      $ 26,609,730
        Notes payable to Alarm Dealers              1,006,992           786,806
        Other                                          52,543            83,964
                                                  -----------      ------------
                         Total long-term debt      17,419,266        27,480,500


        Current maturities                           (897,453)       (2,174,038)
                                                  -----------      ------------
                                                  $16,521,813      $ 25,306,462
                                                  ===========      ============
        Notes payable to stockholder              $ 5,500,000      $  8,500,000
                                                  ===========      ============

      Future maturities of long-term debt are as follows:

                    As of December 31-
                        1999                      $ 2,174,038
                        2000                        3,486,484
                        2001                        4,789,751
                        2002                       17,030,227
                                                  -----------
                                                  $27,480,500
                                                  ===========



                        5.   DEFERRED COMPENSATION PLAN


      In April, 1997, the Company adopted an executive deferred compensation plan. Under this plan, common stock is credited to each participant's account and is earned based on performance as determined by the Board of Directors. The Board of Directors awarded 154,693 and 162,265 shares on December 31, 1998 and 1997, respectively. The plan was effectively terminated on December 31, 1998. The total shares awarded are 316,958 as of December 31, 1998. These shares are considered to be outstanding but not issued. During 1998, the Company recorded deferred compensation expense of $609,000 and $862,034 in 1998 and 1997, respectively, for shares awarded under these plans.

                           6.  EMPLOYEE BENEFIT PLAN


      In April, 1997, the Company adopted a 401(k) plan. Effective June 1, 1997, employees were enrolled subject to the eligibility requirements of the plan. The Company matches participant contributions up to 25% of the first 4% of each participant's compensation that is contributed to the plan. Company contributions to the plan in 1998 were approximately $24,200.



                         7.  STOCK OPTIONS AND WARRANTS

      At the discretion of management and approval by the Board of Directors, the Company may grant options and warrants to purchase shares of the Company's common stock and convertible preferred stock to certain individuals. The exercise price may not be less than fair market value of the common stock at the date of grant. Management and the Board of Directors determine vesting periods and expiration dates at the time of grant.

      The Company applies APB Opinion No. 25 in accounting for options and warrants issued to employees and directors. Accordingly, no compensation cost has been recognized for stock options and warrants granted to those individuals.

      Had compensation costs for the stock options and warrants issued to directors and employees been determined based on the fair value at their grant date, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                    DECEMBER 31
                                    ------------------------------------------
                                        1996            1997          1998
                                    -----------     -----------    -----------
      Net loss-
          As reported               $(1,718,259)    $(4,524,646)   $(6,275,889)
          Pro forma                  (1,796,189)     (4,670,146)    (6,363,889)

      Primary loss per share-
          As reported                      (.47)          (1.16)         (1.06)
          Pro forma                        (.48)          (1.19)         (1.07)
                                    ===========     ===========    ===========

      Because the method of accounting prescribed in SFAS 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

      The company also issues warrants and stock to dealers under its dealer incentive program. The stock and warrants issued under this program vest 25% upon issuance and 25% on each of the first three anniversary dates after issuance. The number of shares and warrants issued under this program during 1998 were 9,800 and 121,104 respectively. The amount charged to expense related to stock and warrants issued under this program was $70,402 during the year. The share value was determined based on the market price of the company's stock on the date of issuance. The fair value of each option and warrant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions; risk-free interest rates between 4.53% and 6.17%; zero dividend yield; expected lives through the expiration dates; and volatility between 42.30% and 135.46%.

      The following summarizes the stock options and warrants for common stock as of December 31, 1996, 1997 and 1998, and the changes during the years then ending:

                                       1996                       1997                       1998
                               ---------------------      ---------------------      ----------------------
                                            WEIGHTED                   WEIGHTED                    WEIGHTED
                                             AVERAGE                   AVERAGE                     AVERAGE
                                            EXERCISE                   EXERCISE                    EXERCISE
                                SHARES       PRICE        SHARES        PRICE        SHARES         PRICE
                               ---------    --------     ---------     --------      -------       --------
Beginning of year              1,463,673      $.75       1,833,155      $  .74       472,500         $1.76

    Granted                      611,000       .65          50,000        6.00       156,104          6.00
    Exercised                     22,088       .57       1,410,655         .55       207,500          1.18
    Canceled                     219,430       .57               -           -        35,000          6.00
                               ---------    --------     ---------     --------      -------       --------
End of year                    1,833,155      $.74         472,500       $1.76       386,104         $3.43
                               =========    ========     =========     ========      =======       ========
Exercisable as of end of
    year                       1,758,155                   397,500                   295,276
                               =========                 =========                   =======


      The future expiration of the common stock options are as follows:

                                     OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                   ----------------------         ---------------------
                                                 WEIGHTED                      WEIGHTED
                                    NUMBER       AVERAGE           NUMBER      AVERAGE
                                      OF         EXERCISE            OF        EXERCISE
                                   SHARES         PRICE           SHARES        PRICE
                                   -------       --------         -------      --------
As of December 31-
    1999                           140,000         $1.58          140,000        $1.58
    2002                           231,104          4.38          140,276         3.33
    2003                            15,000          6.00           15,000         6.00
                                   -------       --------         -------      --------
                                   386,104         $3.43          295,276        $2.63
                                   =======       ========         =======      ========

      The Company has granted stock options and warrants to purchase shares of convertible preferred stock which mirror 215,000 of the common stock options and warrants listed above and are only exercisable upon exercise of the respective common stock options and warrants.

      The following summarizes the stock options and warrants for convertible preferred stock as of December 31, 1996, 1997 and 1998, and the changes during the years then ended:

                                          1996                        1997                       1998
                                  --------------------        --------------------       --------------------
                                              WEIGHTED                    WEIGHTED                   WEIGHTED
                                               AVERAGE                     AVERAGE                    AVERAGE
                                              EXERCISE                    EXERCISE                   EXERCISE
                                  SHARES        PRICE         SHARES        PRICE        SHARES        PRICE
                                  ------      --------        ------      --------       ------      --------
Beginning of year                             $   -           33,332       $153.65        4,225       $130.46
    Granted                       33,553        153.01             -          -               -          -
    Exercised                        221         57.00        29,107        156.62        2,075        118.07
    Canceled                           -          -                -          -               -          -
                                  ------      --------        ------      --------       ------      --------
End of year/period                33,332      $ 153.65         4,225       $130.46        2,150       $137.79
                                  ======      ========        ======      ========       ======      ========

                             8. SEGMENT INFORMATION


      Effective January 1, 1998, the Company adopted FASB No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires that public business enterprises report certain financial information in a similar manner as reported to the chief operating decision makers of the Company for the purposes of evaluating performance and allocating resources to the various operating segments. For the purposes of this disclosure, the Company has identified two operating segments, based upon the types of customers served. The Company owns accounts to which it invoices subscribers directly for monitoring services. The Company also provides monitoring to dealers in its central station operation.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating income or loss before interest and income taxes and operating cash flows as defined by operating income or loss plus depreciation and amortization. The Company does not separately identify interest expense, for its operating segments. Intersegment sales and transfers are immaterial and therefore not disclosed below. The Company also does not allocate corporate, general and administrative and payroll expense to its operating segments.

      Financial data by operating segment together with the items necessary to reconcile these amounts to the consolidated financial statements are shown below for the years ended December 31, 1996, 1997 and 1998:

                                                                                         CORPORATE
                                                        OWNED          CENTRAL              AND
                                                       ACCOUNTS        STATION          INTERCOMPANY      CONSOLIDATED
                                                     ------------    ------------       ------------      ------------
      Year ended December 31, 1996-
          Revenues                                   $  3,114,806    $  1,289,239       $  (621,954)      $  3,782,091
          Depreciation and amortization                   998,190         270,872                 -          1,269,062
          Operating income (loss)                          54,675           3,298          (649,440)          (591,467)
          Total assets                                  7,293,716       9,239,007                 -         16,532,723
          Capital expenditures                             54,052               -                 -             54,052
                                                     ============    ============       ===========       ============
      Year ended December 31, 1997-
          Revenues                                   $  5,018,234    $  6,680,882       $  (885,029)      $ 10,814,087
          Depreciation and amortization                 2,941,458         762,085                 -          3,703,543
          Operating income (loss)                        (724,526)        816,678        (2,754,192)        (2,662,040)
          Total assets                                 20,531,034      15,477,669                 -         36,008,703
          Capital expenditures                            141,419         170,193                 -            311,612
                                                     ============    ============       ===========       ============
      Year ended December 31, 1998-
          Revenues                                   $  6,942,036     $14,667,212       $(1,405,398)       $20,203,850
          Depreciation and amortization                 4,292,171       1,996,318                 -          6,288,489
          Operating income (loss)                      (1,074,121)      1,684,500        (4,016,675)        (3,406,296)
          Total assets                                 20,174,732      27,351,018                 -         47,525,750
          Capital expenditures                            281,360       1,358,298           113,202          1,752,860
                                                     ============    ============       ===========       ============

The Company is currently providing services to customers only within the United
  States and all long-lived assets are located in the United States. No single customer accounted for more than 10% of the Company's revenues.

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                     (FOR EACH INCOME STATEMENT PRESENTED)

                                                              Additions
                                       -------------------------------------------------------
                                        Balance at                   Charged to                    Balance at
                                       Beginning of   Charged to       Other                         End of
         Description                      Period        Expense       Accounts      Deductions       Period
--------------------------------       ------------   ----------     ----------     ----------     ----------
Allowances deducted from related
accounts receivable balance sheet
accounts of Security Associates
International, Inc.
Year ended December 31, 1996             29,000         177,000           --              --        206,000
Year ended December 31, 1997            206,000         687,000      100,000        (498,000)       495,000
Year ended December 31, 1998            495,000         248,000      340,000        (346,000)       737,000
                                        -------         -------      -------        ---------       -------

No dealer, sales person or other person has been, authorized to give, any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall create any implication that the information contained in this prospectus is correct as of any time subsequent to its date.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY..................................................................................... 3
SUMMARY FINANCIAL DATA................................................................................. 5
RISK FACTORS........................................................................................... 6
THE SECURITIES THAT ARE BEING OFFERED THROUGH THIS PROSPECTUS.......................................... 9
BUSINESS............................................................................................... 11
USE OF PROCEEDS........................................................................................ 26
PRICE RANGE OF COMMON STOCK............................................................................ 28
STOCKHOLDER RETURN AND PERFORMANCE GRAPH............................................................... 30
DIVIDEND POLICY........................................................................................ 30
SELECTED FINANCIAL DATA................................................................................ 31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS............................................................................. 31
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK............................................. 39
MANAGEMENT............................................................................................. 39
CERTAIN TRANSACTIONS................................................................................... 44
PRINCIPAL AND SELLING STOCKHOLDERS..................................................................... 45
DESCRIPTION OF CAPITAL STOCK........................................................................... 55
LEGAL MATTERS.......................................................................................... 59
EXPERTS................................................................................................ 59
ADDITIONAL INFORMATION................................................................................. 60
FINANCIAL STATEMENTS................................................................................... F-1

                              3,778,088 SHARES AND
                               2,000,000 WARRANTS





                              SECURITY ASSOCIATES
                              INTERNATIONAL, INC.




                                  COMMON STOCK
                                      AND
                                    WARRANTS








                                   PROSPECTUS






                                  MAY___, 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      THE FOLLOWING TABLE SETS FORTH THE COSTS AND EXPENSES, OTHER THAN UNDERWRITING DISCOUNTS AND COMMISSIONS, PAYABLE BY THE COMPANY IN CONNECTION WITH THE SALE OF THE COMMON STOCK BEING REGISTERED HEREBY. ALL THE AMOUNTS SHOWN ARE ESTIMATED, EXCEPT THE SEC REGISTRATION FEE.

SEC REGISTRATION FEE                                                  $  7,454
                                                                      --------
BLUE SKY FILING FEES AND EXPENSES                                        1,500*
                                                                      --------
PRINTING EXPENSES                                                       60,000*
                                                                      --------
LEGAL FEES AND EXPENSES                                                123,700*
                                                                      --------
AUDITORS' ACCOUNTING FEES AND EXPENSES                                  62,500*
                                                                      --------
TRANSFER AGENT AND REGISTRAR FEES AND EXPENSES                           7,000*
                                                                      --------
MISCELLANEOUS EXPENSES                                                   8,000*
                                                                      ========
          TOTAL                                                       $270,154*
                                                                      --------

* ESTIMATED

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL empowers a Delaware corporation to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened because such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

      In accordance with Section 102(b)(7) of the DGCL, Article IX of the Company's Amended and Restated Certificate of Incorporation provides that "a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

      The Company's Amended and Restated Certificate of Incorporation and Bylaws contain provisions that require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

      Since January 1, 1996, we have issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

      Issuances for Services

      On January 21, 1996, Fred Figge was issued options to purchase 19,000 shares of common stock at $0.53 per share. These options expire April 1, 2000, and were issued in return for services.

      On August 1, 1996, Fred Figge was issued options to purchase 17,000 shares of common stock at $0.53 per share. These options expire April 1, 2000, and were issued in return for services.

      On October 10, 1996, Buttonwood Advisory Group was issued options to purchase 25,000 shares of common stock at $1.25 per share. These options expire October 10, 1999, and were issued in return for services.

      On October 10, 1996, Buttonwood Advisory Group was issued options to purchase 25,000 shares of common stock at $2.00 per share. These options expire October 10, 1999, and were issued in return for services.

      On October 10, 1996, Buttonwood Advisory Group was issued options to purchase 25,000 shares of common stock at $3.00 per share. These options expire October 10, 1999, and were issued in return for services.

      On November 25, 1997, James W. Osborne was issued options to purchase 50,000 shares of common stock at a price of $6.00 per share. These options expire November 25, 2003, and were issued in consideration of his employment agreement with us. This option vests at a rate of 20% (10,000 shares) per year, and terminates upon any material breach of his employment agreement. Mr. Osborne left our employment before the expiration of the term of his employment agreement with us. As a result, options to purchase only 15,000 shares vested, and the options to purchase the other 35,000 shares were cancelled.

      On January 6, 1998, Michael B. Jones was issued options to purchase 10,000 shares of common stock at a price of $6.00 per share. These options expire December 31, 2002, and were issued in consideration of his agreement to become one of our directors.

      On January 6, 1998, ProFinance Associates, Inc. was issued options to purchase 25,000 shares of common stock at a price of $6.00 per share. These options expire December 31, 2002, and were issued in partial consideration of brokerage services rendered to us. Michael B. Jones, currently one of our directors, is a principal of ProFinance Associates, Inc.

      On January 15, 1998, Timothy Newman was awarded 800 shares of common stock as a bonus for his performance as an employee.

      On June 2, 1998, Gregory A. Hunigan was awarded 1,000 shares of common stock as a bonus for his performance as an employee.

      On November 4, 1998, we issued 623 shares of common stock to Kismet Group, Ltd. in payment for services.

      On December 31, 1998, we issued 1,088 shares of common stock to Kismet Group, Ltd. in payment for services.

      On March 31, 1999, we issued 1,405 shares of common stock to Kismet Group, Ltd. in payment for services.

      On March 31, 1999, we issued 35,160 shares of common stock to Scott J. MacDougal as a distribution to him under the SAI Supplemental Employees' Retirement Plan.

      On March 31, 1999, we issued a total of 12,931 shares of common stock to a total of eleven (11) employees as awards for 1998 performance under our Management Incentive Plan.

      In addition to the securities listed above, we issued the following securities during 1998 that were not registered under the federal Securities Act.

      One June 17, 1998, we issued a warrant to purchase 25,000 shares of common stock to an employee pursuant to the terms of an employment agreement. The warrant is exercisable within five years of the issue date at an exercise price of $6.000 per share, and it vests (becomes exercisable) at a rate of one-third (8,333 shares) per year.


      No underwriters were engaged in connection with the foregoing sales of securities. These sales were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. Sales were made to a very limited number of purchasers. No cash consideration was received by us.


TJS Partners' Investments

      On September 5, 1996, TJS Partners, Ltd. ("TJS") purchased 3,525,682 shares of common stock for $1,558,351, was granted certain contingent options, the terms of which were set forth in the Standby Option and Warrant Agreement, and lent us $3,441,649 which was evidenced by a Convertible Subordinated Promissory Note.

      TJS Partners' investment in our company was restructured effective December 31, 1996 (the "TJS Amendment"). Pursuant to the TJS Amendment the shares of common stock issued on September 5, 1996, and the Convertible Subordinated Note were canceled. In exchange, we issued to TJS 35,257 shares of Convertible Preferred Stock (each share convertible into 100 shares of common stock), 344,165 shares of 12% Redeemable Preferred Stock and a warrant to purchase 15,000 shares of Convertible Preferred Stock. The Standby Option and Warrant Agreement was amended so that upon exercise of any standby option or warrant TJS would receive shares of Convertible Preferred Stock rather than common stock at a purchase price per share equal to 100 times the purchase price per share of common stock paid by the person exercising the related option.

      During 1997, TJS exercised options to purchase 14,106.55 shares of Convertible Preferred Stock for an aggregate purchase price of $821,290, and a warrant to purchase 15,000 shares of Convertible Preferred Stock for an aggregate purchase price of $3,750,000. Each option and warrant exercise is detailed below under "Exercise of Options and Warrants."

      During 1998, TJS exercised options to purchase 2,075 shares of Convertible Preferred Stock for an aggregate purchase price of $245,000. Each option exercise is detailed below under "Exercise of Options." TJS also purchased 155,835 shares of Redeemable Preferred Stock on June 1, 1998, for a purchase price of $1,558,350.

Buyout of Winnetka Investors, Inc. and MCAP Investors, Inc.

      On September 5, 1996, we purchased all of the outstanding capital stock of two Delaware corporations, Winnetka Investors, Inc. ("Winnetka") and MCAP Investors, Inc. ("MCAP"). Both Winnetka and MCAP were companies involved in joint ventures with us in the account acquisition business and in the provision of monitoring services. These joint ventures were accomplished through joint ownership of companies that purchased the subscriber accounts and owned our central monitoring station. The total cash consideration for the Winnetka purchase was $159,980 plus the assumption of its liabilities. The total cash consideration for the MCAP purchase was $261,020 plus the assumption of its liabilities.

                  (REMAINDER OF PAGE LEFT INTENTIONALLY BLANK)

      The parties agreed that the Winnetka and MCAP investors would also receive options, exercisable for a period of one year to purchase shares of our common stock at $0.442 per share, the same price at which TJS purchased common stock in a contemporaneous transaction. At the time of the transaction the parties ascribed a "zero" or de minimis value to the options. The names of the parties receiving the options and the number of shares of Winnetka and MCAP stock previously owned are set forth below.

      Options         Name                                Winnetka/MCAP Shares
      -------         ----                                --------------------

       20,000         Bonnie Conrad                       80 Shares of Winnetka

       20,000         Anita M. Dalmar                     80 Shares of Winnetka

       50,000         Robert H. Dilworth                  200 Shares of Winnetka

       25,000         Dianne Freeman                      100 Shares of Winnetka

       75,000         Phyllis V. Greinwald                300 Shares of Winnetka

       25,000         Robert Brown                        100 Shares of MCAP

        2,000         Phyllis V. Greinwald                8 Shares of MCAP

          250         Cheryl Grolle                       1 Share of MCAP

          250         Lorraine Small                      1 Share of MCAP

      120,000         Inversiones Aparacio, C.A.          480 Shares of MCAP

       62,500         Inversiones Alanje, C.A.            250 Shares of MCAP

      100,000         Inversiones Erlanger, C.A.          400 Shares of MCAP


      No underwriters were engaged in connection with the foregoing sales of securities. These sales were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. Sales were made to a very limited number of purchasers. All of the parties had previous business relationships with us. MCAP and Winnetka owned 24.8% and 15.2% interests, respectively, in Monitor Service Group, L.L.C., the remaining 60% of which was owned by us.

Exercise of Options and Warrants

      On December 31, 1996, Lee Jones exercised options to purchase 22,088 shares of common stock for a total consideration of $12,590.

      On March 18, 1997, Robert Brown exercised options to purchase 25,000 shares of common stock for a total consideration of $11,050.

      On March 18, 1997, Bobbie Conrad exercised options to purchase 20,000 shares of common stock for a total consideration of $8,840.

      On March 18, 1997, Anita M. Delmar exercised options to purchase 20,000 shares of common stock for a total consideration of $8,840.

      On March 18, 1997, Robert H. Dilworth exercised options to purchase 50,000 shares of common stock for a total consideration of $22,100.

      On March 18, 1997, Dianne G. Freeman exercised options to purchase 25,000 shares of common stock for a total consideration of $11,050.

      On March 31, 1997, Phyllis Greinwald exercised options to purchase 77,000 shares of common stock for a total consideration of $34,034.

      On March 31, 1997, Inversiones Alanje, C.A. exercised options to purchase 62,500 shares of common stock for a total consideration of $27,625.

      On March 31, 1997, Inversiones Aparicio, C.A. exercised options to purchase 120,000 shares of common stock for a total consideration of $53,040.

      On March 31, 1997, Inversiones Erlanger, C.A. exercised options to purchase 100,000 shares of common stock for a total consideration of $44,200.

      On April 22, 1997, TJS Partners, L.P. exercised options to purchase 5,215.88 shares of Convertible Preferred Stock for a total consideration of $233,369.

      On August 21, 1997, Cheryl L. Grolle exercised options to purchase 250 shares of common stock for a total consideration of $110.

      On August 25, 1997, Lorraine Small exercised options to purchase 250 shares of common stock for a total consideration of $110.

      On October 22, 1997, the Sidney Dechter I.R.A. exercised options to purchase 25,000 shares of common stock for a total consideration of $50,000.

      On October 27, 1997, Fred Figge exercised options to purchase 86,000 shares of common stock for a total consideration of $45,580.

      On October 27, 1997, Brady E. Turner exercised options to purchase 12,500 shares of common stock for a total consideration of $25,000.

      On October 30, 1997, Infinity Partnership II, by its General Partner James Greco, exercised options to purchase 10,000 shares of common stock for a total consideration of $20,000.

      On October 30, 1997, Ronald I. Davis exercised options to purchase 278,308 shares of common stock for a total consideration of $158,635.

      On October 30, 1997, James S. Brannen exercised options to purchase 278,308 shares of common stock for a total consideration of $158,635.

      On October 30, 1997, Stephen Rubin exercised options to purchase 185,539 shares of common stock for a total consideration of $105,757.

      On November 5, 1997, TJS Partners, L.P. exercised a warrant to purchase 15,000 shares of Convertible Preferred Stock (which is convertible to common stock, at a ratio of 1 to 100), for a total consideration of $3,750,000.

      On November 6, 1997, Irwin Jacobson exercised options to purchase 12,500 shares of common stock for a total consideration of $7,125.

      On November 6, 1997, Mark Scharmann exercised options to purchase 12,500 shares of common stock for a total consideration of $7,125.

      On November 12, 1997, TJS Partners, L.P. exercised Standby Options to purchase 8,761.55 shares of Convertible Preferred Stock for a total consideration of $563,671.

      On December 6, 1997, TJS Partners, L.P. exercised Standby Options to purchase 250 shares of Convertible Preferred Stock for a total consideration of $14,250.

      On December 7, 1997, Mark Scharmann exercised options to purchase 10,000 shares of common stock for a total consideration of $10,000.

      On December 23, 1997, TJS Partners, L.P. exercised Standby Options to purchase 100 shares of Convertible Preferred Stock for a total consideration of $10,000.

      On May 5, 1998, Mark Scharmann exercised options to purchase 10,000 shares of common stock for a total consideration of $10,000.

      On June 1, 1998, Fred Figge exercised options to purchase 12,500 shares of common stock for a total consideration of $25,000.

      On June 5, 1998. TJS Partners, L.P. exercised contingent options to purchase 225 shares of Convertible Preferred Stock for a total consideration of $35,000.

      On August 12, 1998, Stephen Rubin exercised options to purchase 40,000 shares of common stock for a total consideration of $40,000.

      On August 14, 1998, J, S & R Ltd., L.P., an Illinois limited partnership, exercised options to purchase 120,000 shares of common stock for a total consideration of $120,000. The sole general partner of J, S & R Ltd., L.P. is SAI Partners, Inc., an Illinois corporation, of which our Chairman, Ronald I. Davis, is the sole officer, director, and shareholder. James Brannen and Stephen Rubin are the limited partners of J, S & R Ltd., L.P. SAI Partners, Inc. transferred the options to J, S & R Ltd., L.P. on June 1, 1998, as a capital contribution pursuant to an Agreement of Limited Partnership.

      On August 18, 1998, TJS Partners, L.P. exercised contingent options to purchase 1,600 shares of Convertible Preferred Stock for a total consideration of $160,000.

      On November 18, 1998, Bernard R. Sered exercised options of Metro Suburban Pediatrics, S.C. to purchase 12,500 shares of common stock for a total consideration of $25,000. The stock was issued to Bernard R. Sered as successor in interest to Metro Suburban Pediatrics, S.C.

      On November 18, 1998, Samuel S. Sered exercised options to purchase 12,500 shares of common stock for a total consideration of $25,000.

      On November 23, 1998, TJS Partners, L.P. exercised contingent options to purchase 250 shares of Convertible Preferred Stock for a total consideration of $50,000.

      No underwriters or placement agents were engaged in connection with the foregoing sales of securities, except as disclosed under the section entitled "TJS Partners' Investments." Such sales were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. Sales were made to a very limited number of purchasers.

Private Placement

      On December 31, 1997, we completed the sale of one million shares of our common stock. The shares were privately placed with a group of accredited investors. No underwriter or placement agent was used. We received $5,000,000 in consideration for the shares, of which we realized approximately $4,980,000 after estimated offering expenses of $20,000. A registration statement to register the shares for resale was declared effective on April 22, 1998.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
    3.1    Amended and Restated Certificate of Incorporation of the Company*

    3.2    By-Laws of the Company*

    3.3 Certificate of Designations, Rights, Preferences and Limitations of 12% Redeemable Preferred Stock, $10.00 par value per share, of Security Associates International, Inc.*

    3.4 Certificate of Designations, Rights, Preferences and Limitations of Convertible Preferred Stock, $10.00 par value per share, of Security Associates International, Inc.*

    3.5 Amendment to Certificate of Designations, Rights, Preferences and Limitations of 12% Redeemable Preferred Stock, $10.00 par value per share, of Security Associates International, Inc.******

    4.1    Specimen Common Stock certificate*

   10.1 Employment Agreement between Registrant and James S. Brannen dated August 29, 1996*

   10.2 Employment Agreement between Registrant and Ronald I. Davis dated August 29, 1996*

   10.3 Employment Agreement between Registrant and Stephen Rubin dated August 30, 1996*

   10.4 Adoption Agreement for the Datair Mass-Submitter Prototype Standardized Cash or Deferred Profit Sharing Plan & Trust*

   10.5    Supplemental Employees' Retirement Plan*

   10.6    [Intentionally deleted]

   10.7 Purchase of Stock of Winnetka Investors, Inc. by Registrant dated September 5, 1996*

   10.8 Purchase of Stock of MCAP Investors, Inc. by Registrant dated September 5, 1996*

   10.9 Common Stock Subscription and Purchase Agreement between Registrant and TJS Partners, L.P., dated September 5, 1996*

  10.10 Amendment to Common Stock Subscription and Purchase Agreement between Registrant and TJS Partners, L.P., dated December 31, 1996*

  10.11 Purchase of Membership Interests of Limited Liability Agreements between Registrant and Intec Company, Inc. dated September 5, 1996*

  10.12 Asset Purchase Agreement between Registrant and AMJ Central Station Corporation dated December 19, 1996*

  10.13 Asset Purchase Agreement between All-Security Monitoring Services, L.L.C. and Northern Central Station, Inc. dated February 25, 1997*

  10.14 Loan Agreement among Registrant, Security Associates Command Center II, L.L.C., Monitor Service Group, L.L.C., All-Security Monitoring Services, L.L.C. and FINOVA Capital Corporation dated December 31, 1996*

  10.15 Amendment to Loan Instruments among Registrant, Security Associates Command Center II, L.L.C., Monitor Service Group, L.L.C., All-Security Monitoring Services, L.L.C. and FINOVA Capital Corporation dated February 28, 1997*

  10.16 Lease Agreement between American National Bank and Trust Company of Chicago as Trustee under Trust No. 59948 and Registrant dated November 21, 1995*

  10.17 Amendment to Lease Agreement between American National Bank and Trust Company of Chicago as Trustee under Trust No. 59948 and Registrant dated December 9, 1996*

  10.18 Lease between Intec Company, Inc. and Security Associates Command Center II, L.L.C. dated September 4, 1996*

  10.19 Sublease Agreement between William Jackson and Elizabeth Jackson and Registrant dated December 29, 1996*

  10.20 First Amendment to Lease between William Jackson and Elizabeth Jackson and Registrant dated February 7, 1997*

  10.21    Subordinated Loan Agreement between Registrant and TJS Partners,
           L.P.*

  10.22 Standby Option and Warrant Agreement between Registrant and TJS Partners, Ltd. dated September 5, 1996*

10.23 Amended Standby Option and Warrant Agreement between Registrant and TJS Partners, Ltd. dated December 31, 1996*

10.24  Warrant dated December 31, 1996 issued to TJS Partners, Ltd.*

10.25  Form of Warrant*

10.26  Echo Star Joint Venture Agreement**

10.27 Amended and Restated Loan Agreement among Security Associates International, Inc., Security Associates Command Center II, L.L.C., Monitor Service Group, L.L.C., All-Security Monitoring Services, L.L.C., AMJ Central Station Corporation, Inc., Telecommunications Associates Group, Inc. and FINOVA Capital Corporation dated December 2, 1997.****

10.28 Second Amendment to Lease between American National Bank and Trust Company of Chicago as Trustee under Trust No. 59948 and Registrant dated December 10, 1997. ****

10.29  Koll Business  Center Lease dated May 16, 1996 between
       Telecommunications  Associates  Group, Inc. and TR Brell Austin Corp.
       ****

10.30 Lease between Indian Hill Properties, Inc. and Telecommunications Associates Group, Inc. dated November 24, 1997. ****

10.31 Stock Purchase Agreement between Security Associates International, Inc. as purchaser and Robert Ambros as seller dated November 21, 1997***

10.32 $500,000 Promissory Note dated December 8, 1997 from Alarm Funding Corporation to TJS Partners, L.P. ****

10.33 Subordinated Loan Agreement dated November 14, 1997 between Alarm Funding Corporation and TJS Partners, L.P. ****

10.34 Amended Subordinated Loan Agreement dated January 30, 1998 between Security Associates International, Inc. and TJS Partners, L.P. ****

10.35 $5,000,000 Promissory Note dated December 31, 1996 from Security Associates International, Inc. to TJS Partners, L.P. ****

10.36 Standard Hardware Purchase and Software License Agreement, between Monitoring Automation Systems and Security Associates International, Inc. dated September 21, 1998******

10.37  Form of Association Agreement******

10.38  Security Associates International, Inc. Stock Option Plan******

10.39  Security Associates International, Inc. Employee Stock Purchase
       Plan******

10.40  Allonge******

10.41 Third amendment to Loan Instruments between Security Associates International, Inc., All-Security Monitoring Services, L.L.C., AMJ Central Station Corporation, Telecommunications Associates Group, Inc., Texas Security Central, Inc. and Reliance Protection Services, Ltd. And FINOVA Capital Corporation******

10.42 Stock Purchase Agreement between Security Associates International, Inc. and the Willis Tate, Jr. Charitable Remainder Unitrust for Southern Methodist University, Ray Hooker and Willis Tate, Jr. dated June 17, 1998.*****

 21.1  Subsidiaries of Registrant*

 21.2  Supplemental List of Subsidiaries of Registrant******

 23.1  Consent of Arthur Andersen LLP

 24.1  Power of Attorney*******

 27.1  Financial Data Schedule

* Previously filed with the Registrant's Registration Statement on Form S-1 filed July 22, 1997.

** Previously filed September 8, 1997 in pre-effective Amendment No. 1 to the Registrant's Registration Statement on Form S-1.

*** Previously filed with the Registrant's Current Report on Form 8-K filed December 10, 1997 and dated November 25, 1997.

**** Previously filed with the Registrant's Form 10-K Annual Report for the fiscal year ended December 31, 1997.

***** Previously filed with the Registrant's Current Report on Form 8-K filed July 2, 1998, dated May 8, 1998.

****** Previously filed with the Registrant's Form 10-K Annual Report for the fiscal year ended December 31, 1998.

******* Previously filed with the Registrant's Registration Statement on Form S-1 filed April 9, 1998.

Report of Independent Public Accountants

                 Schedule                              Description

                    II                      Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liability (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The Company hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington Heights, State of Illinois, on April _____, 1999.

                                         SECURITY ASSOCIATES INTERNATIONAL, INC.

                                            By: /s/ James S. Brannen
                                                James S. Brannen
                                                President

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on the 30th day of April, 1999.

       Signature                                    Title
       ---------                                    -----

/s/ JAMES S. BRANNEN             President (Principal Executive Officer) and
James S. Brannen                 Director

/s/ RONALD I. DAVIS              Director
Ronald I. Davis

/s/ THOMAS J. SALVATORE          Director
Thomas J. Salvatore

/s/ DOUGLAS OBERLANDER           Director
Douglas Oberlander

/s/ MICHAEL B. JONES             Director
Michael B. Jones

/s/ DANIEL S. ZITTNAN            Vice President, Treasurer and Chief Financial
Daniel S. Zittnan                Officer (Principal Financial and Accounting
                                 Officer)